Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(c) and Rule 24b-2 of the

Securities Act of 1934, as amended.

EXECUTION VERSION

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), is entered into as of April 17, 2018 (the “Execution Date”), by and between Tocagen Inc., a Delaware corporation having a principal place of business at 3030 Bunker Hill Street #230, San Diego, California 92109, USA (“Tocagen”); Beijing Apollo Venus Biomedical Technology Limited (北京阿波罗金星生物医药科技有限公司), a People’s Republic of China company having a principal place of business at B5318, Building 3, No8 Hangfeng Road, Fengtai, Beijing (“Apollo”); and solely for purposes of Sections 13.1 and 13.6, ApolloBio Corp., a People’s Republic of China corporation having a principal place of business at Room 277, Building 1, No8 Hangfeng Road, Fengtai, Beijing (“ApolloBio”).

BACKGROUND

A.Tocagen is developing its proprietary drug candidate known as Toca 511 and Toca FC, and owns or controls certain patents, know-how and other intellectual property relating thereto; and

B.Apollo desires to obtain the exclusive right and license to develop, manufacture and commercialize Product in the Field in the Territory (each, as defined below), and Tocagen desires to grant Apollo such exclusive right and license, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS; INTERPRETATION

1.1“Accounting Standards” means (a) with respect to Tocagen, U.S. generally accepted accounting principles, and (b) with respect to Apollo, its Affiliates and Sublicensees, PR China generally accepted accounting principles or International Financial Reporting Standards; in each case (a) and (b), as applicable, consistently applied throughout the organization of a particular Entity.

1.2“Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., as amended from time to time.

1.3“Actual Combination Product Net Sales” has the meaning provided in subparagraph (i) of Section 1.59.

1.4“Additional RRV Product” has the meaning provided in Section 3.9.

1.5“Affiliate” means, with respect to any Entity, any other Entity controlling, controlled by or under common control with the first Entity, for so long as such control exists.  For purposes of this Section 1.5 only, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of (i) the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity) or (b) the direct or indirect possession of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.6“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.

1.7“Apollo Invention” means any Invention made solely by one or more employees, consultants or contractors of Apollo or any of its Affiliates or Sublicensees.

1.8“Apollo Know-How” means all Data and other Know-How generated, developed or obtained by or on behalf of Apollo or any of its Affiliates or Sublicensees in the course of conducting development, manufacturing, regulatory or commercialization activities under this Agreement with respect to Product or a Product Component, which Data and other Know-How are necessary or useful for the development, registration, manufacture, use or commercialization of Product or a Product Component in the Field; in each case, including Apollo Inventions; but excluding Apollo Patents, Joint Inventions and Joint Patents.

1.9“Apollo Patents” means: (a) all Patents claiming Apollo Inventions; and (b) all other Patents Controlled by Apollo that claim inventions (other than Apollo Inventions) that both: (i) are necessary or useful for the development, registration, manufacture, use or commercialization of Product or a Product Component in the Field; and (ii) are or were actually practiced or used by or on behalf of Apollo or any of its Affiliates or Sublicensees in the development, registration, manufacture, use or commercialization of Product or a Product Component in the Field; but, in each case, excluding Joint Patents.

1.10“Apollo Technology” means Apollo Patents and Apollo Know-How.

1.11“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, including the Act, Anti-Corruption Laws and Export Control Laws.

1.12“Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday or on which commercial banks in Beijing, China or San Diego, California are authorized or required by law to remain closed.

1.13“CFDA” means the China Food and Drug Administration, or any successor entity thereto.

1.14“cGMP” means, as applicable: (a) current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211; and/or (b) current good manufacturing practices and standards for biological products, as set forth in 21 C.F.R. Part 600; in each case, as amended from time to time and as interpreted by relevant ICH guidelines; provided, however, that, if the CFDA specifically requires that the Product or any Product Component for use in the Field in the Territory be manufactured in accordance with any other applicable good manufacturing practice or standard established by the CFDA that differs from or is in addition to the practices and standards described in the preceding clauses (a) and (b), then such CFDA practice or standard shall be deemed to be within cGMP for purposes of this Agreement.

1.15“Clinical Supply Plan” has the meaning provided in Section 7.2(a).

1.16“CMO” means contract manufacturing organization.

1.17“Combination Product” means a pharmaceutical product sold by Apollo, its Affiliate or a Sublicensee that comprises: […***…]

1.18“Commercialization Plan” has the meaning provided in Section 6.2.

1.19“Commercialization Plan Outline” has the meaning provided in Section 6.2.

1.20“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biotechnology or pharmaceutical companies typically devote to product candidates or products owned by them that are at a similar stage in their development or product life and are of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant technical, legal, scientific and medical factors.  As used in this Section 1.20, “biotechnology or pharmaceutical companies” shall mean companies in the biotechnology or pharmaceutical industry (as applicable) of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to Product.

1.21“Commercial Supply Agreement” has the meaning provided in Section 7.2(b).

1.22“Competing Product” means:

(a)any product consisting of […***…]; or

(b)any product that would, if […***…], and (ii) […***…]; provided, however, that, for purposes of the foregoing, subsection […***…] shall be amended (mutatis mutandis) as follows: “[…***…].”

1.23“Competitive Infringement” means, with respect to a Tocagen Patent (including a Tocagen Product-Specific Patent) or a Joint Patent, any activity in the Territory that (a) infringes or may infringe such Tocagen Patent or Joint Patent and (b) is competitive with Product, including any infringement or threatened infringement of a Tocagen Patent or Joint Patent by the manufacture, use, sale, offer for sale or import of any Generic/Biosimilar Product (or, in the case of an investigational product that has not received Regulatory Approval in the Field in the Territory, would, if such Regulatory Approval were received, constitute a Generic/Biosimilar Product) in the Field in the Territory; provided, however, that, for purposes of the preceding clause (b), the phrase “for at least one of the same Indications as such Product” in Section 1.40 shall be disregarded.

1.24“Control” means, with respect to any Patent, Information or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.25“Cost of Goods” means, with respect to Product or any Product Component supplied by or on behalf of Tocagen hereunder (whether in bulk form, as unmarked “brite stock,” or in final packaging, as applicable):

(a)in the case of Product or any Product Component manufactured by a Third Party, payments made to such Third Party for such Product or Product Component, plus reasonable and documented internal and external costs and expenses incurred by Tocagen for quality assurance, quality control, release testing, stability testing, labeling, packaging, warehousing and transportation of such Product or Product Component, in each case, determined in accordance with Accounting Standards; and

(b)in the case of Product or any Product Component manufactured by Tocagen or its Affiliate, the actual fully-allocated cost of manufacturing such Product or Product Component (in accordance with cGMP, if applicable), determined in accordance with Accounting Standards, consistently applied, which includes, without limitation, the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, filling, finishing, quality assurance, quality control, stability testing, release testing, labeling and packaging, as applicable), and reasonable and documented internal and external costs and expenses incurred by Tocagen for warehousing and transportation, plus an appropriate share of all factory overhead, both fixed and variable, allocated to the applicable Product or Product Component being manufactured, in accordance with the normal accounting practices for all other products manufactured in the applicable facility.

1.26“Cover” means, with respect to a Product and a Patent that, in the absence of ownership of or a license granted under such Patent, the manufacture, use, sale, offering for sale or importation of such Product as developed hereunder would infringe (or, in the case of a claim of a pending patent application, would infringe if issued) a Valid Claim of such Patent at the time thereof.  The determination of whether a Product is Covered by a particular Valid Claim shall be made on a Region-by-Region basis (provided that if more than one (1) Region shares the same patent administration, such determination shall be made on a patent-administration-by-patent-administration basis).  “Covered” and “Covering” have their correlative meanings.

1.27“CRO” means contract research organization.

1.28“Data” means any and all results of research, preclinical studies, including in vitro and in vivo studies, clinical trials and other testing of any composition of matter, product candidate or product, and any and all other data related to the development, manufacture or commercialization of any composition of matter, product candidate or product, including biological, chemical, pharmacological, toxicological, pharmacokinetic, preclinical, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.

1.29“Development and Commercialization License” has the meaning provided in Section 3.1(a).

1.30“Development Plan” has the meaning provided in Section 5.2(a)(i).

1.31“Development Plan Outline” has the meaning provided in Section 5.2(a)(i).

1.32“Effective Date” has the meaning provided in Section 2.2.

1.33“Entity” means any corporation, general partnership, limited partnership, limited liability partnership, joint venture, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity; but excluding any individual (i.e., natural person).

1.34“Existing Patents” shall have the meaning provided in Section 13.3(a).

1.35“Export Control Laws” shall mean: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Product by any country or organization or nations within the jurisdiction of which a Party operates or does business.

1.36“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.37“Field” means the diagnosis, treatment and/or prevention of any disease or health condition in humans or animals.

1.38“Final Installment” shall have the meaning provided in Section 9.1(b).

1.39“First Commercial Sale” means the first bona fide, arm’s length sale of a Product in a Region within the Territory following receipt of Regulatory Approval of such Product in such Region.  For clarity, First Commercial Sale shall be determined on a Product-by-Product and Region-by-Region basis.

1.40“Generic/Biosimilar Product” means, with respect to a Product that has received Regulatory Approval in a Region within the Territory and is being marketed and sold by Apollo or any of its Affiliates or Sublicensees in such Region, any pharmaceutical/biologic product that: (a) is sold in such Region by a Third Party that is not a Sublicensee of Apollo or its Affiliates and did not purchase or acquire such product in a chain of distribution that included Apollo or any of its Affiliates or Sublicensees; and (b) has received Regulatory Approval in such Region, for at least one of the same Indications as such Product, as a “generic medicinal product,” “biosimilar,” “bioequivalent,” “similar biological medicinal product” or similar designation of interchangeability by the applicable Regulatory Authority in such Region, pursuant to an expedited or abbreviated approval process in accordance with the then-current rules and regulations in such Region, where (i) such Product is the “reference medicinal product,” “reference listed product” or similar designation in such Region, and (ii) such approval referred to or relied on (x) the approved MAA for such Product held by Apollo, its Affiliate or a Sublicensee in such Region or (y) the Data contained or incorporated by reference in such approved MAA for such Product.

1.41“Global Development Strategy” has the meaning provided in Section 5.1.

1.42“Global Marketing Strategy” has the meaning provided in Section 6.1.

1.43“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.44“IND” means (a) an Investigational New Drug Application (including any amendment thereto) filed with the FDA pursuant to 21 C.F.R. Part 312 necessary to commence human clinical trials of an investigational new drug and/or biologic in the U.S., (b) a Clinical Trial Application or equivalent application or filing (including any amendment thereto) filed with the CFDA necessary to commence human clinical trials of an investigational new drug and/or biologic in PR China, or (c) the equivalent application or filing filed with any equivalent agency or governmental authority in any other regulatory jurisdiction (including any supra-national agency such as the European Medicines Agency) necessary to commence human clinical trials of an investigational new drug and/or biologic in such jurisdiction.

1.45“Indication” shall mean a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given country or jurisdiction as a disease, disorder or condition; provided, however, that, for purposes of this definition and this Agreement (including Section 9.2(a)), different types of […***…], as defined by (a) […***…], (b) […***…], and (d) […***…], shall, in each case, be treated as […***…]  Notwithstanding the foregoing, if a particular registrational clinical trial of a Product forming the basis for an MAA filing and MAA Approval enrolled patients with […***…], then, for purposes of Section 9.2(a), such MAA Approval shall be deemed to have been obtained for […***…].

1.46“Initial Development Plan” has the meaning provided in Section 5.2(a)(i).

1.47“Initial Installment” shall have the meaning provided in Section 9.1(a).

1.48“Initial Installment Deadline” shall have the meaning provided in Section 2.2.

1.49“Invention” means any invention or discovery, whether or not patentable, that is made conceived, generated or reduced to practice, in whole or in part, in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.50“IRES Cassette” means [*…***…].

1.51“Joint Invention” shall mean any Invention made jointly by, on the one hand, one or more employees, consultants or contractors of Apollo and/or any of its Affiliates or Sublicensees, and, on the other hand, one or more employees, consultants or contractors of Tocagen.

1.52“Joint Patents” shall mean Patents claiming Joint Inventions.

1.53“Know-How” means any and all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, information, skill, experience, test data and results (including research, biological, chemical, pharmacological, toxicological, pharmacokinetic, preclinical, clinical, CMC, analytical and quality control data, results or descriptions), software and algorithms, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material; that, in each case, are not in the public domain.

1.54“License” has the meaning provided in Section 3.1(b).

1.55“MAA” means (a) a New Drug Application (as more fully defined in 21 C.F.R. 314.5, et seq.) and/or a Biologics License Application (as more fully defined in 21 C.F.R. 601.2), as applicable, filed with the FDA; (b) the equivalent application(s) filed with the CFDA for approval to market and sell a new drug and/or biologic in the People’s Republic of China; or (c) the equivalent application(s) filed with any Regulatory Authority in any other jurisdiction for approval to market and sell a new drug and/or biologic in such jurisdiction; in each case, including all amendments and supplements to any of the foregoing.

1.56“MAA Approval” means (a) with respect to an MAA for a Product filed with the FDA, the approval of such MAA by the FDA; or (b) with respect to an MAA for a Product filed with the applicable Regulatory Authority in any other jurisdiction (including the CFDA in the People’s Republic of China), the approval of such MAA by such Regulatory Authority.

1.57“Manufacturing License” has the meaning provided in Section 3.1(b).

1.58“[…***…]” means […***…]

[…***…].

1.59“Net Sales” means the gross amounts invoiced by Apollo, […***…] (in each case, a “Selling Party”) for sales or other dispositions of Product to Third Parties (other than another Selling Party, unless such Selling Party is the end user of the applicable Product), less the following amounts actually incurred, allowed, paid and accrued and specifically allocable to Product (if not previously deducted in calculating the amount invoiced), all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(a)normal and customary discounts, including trade, cash and quantity discounts, and normal and customary trade rebates, credits or refunds; in each case, actually given or allowed to Third Parties;

(b)amounts actually repaid or credited for rejection or return of previously sold Product, including recalls, or because of retroactive price reductions, including wholesaler chargebacks, or billing errors;

(c)the portion of government-mandated and other rebates (including chargebacks, government-mandated rebates and equivalents of the foregoing) actually granted to group purchasing organizations, governmental authorities, trade customers, managed health care organizations, pharmacy benefit managers or government prescription drug plans (or analogous plans) relating to Product;

(d)charges separately invoiced for freight (outbound), insurance, transportation, postage and handling of Product;

(e)taxes and other governmental charges and fees (such as sales, value added, or use taxes, except to the extent reimbursed to or recovered by the Selling Party, but excluding what are commonly known as income taxes) levied on or measured by the billing amount for Product, to the extent added to the sale price and set forth separately as such in the invoice, and actually paid, as adjusted for rebates and refunds; and

(f)amounts actually written off by the Selling Party as bad debt or otherwise uncollectible in accordance with applicable Accounting Standards used by such Selling Party, consistently applied; provided, however, that such write-offs shall in no event exceed […***…] percent ([…***…]%) of gross invoiced amounts in the Territory in any calendar year; and provided, further, that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are collected;

provided that, in each case (a) through (f), (i) each such deduction is calculated in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and in accordance with applicable Accounting Standards, consistently applied by the Selling Party,

(ii) each such deduction is directly allocable to Product, or apportioned on a good faith, fair and equitable basis to Product and other products of the Selling Party and its Affiliates such that Product does not bear a disproportionate portion of such deductions, and (iii) no particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarification, sale or other disposition of Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales.  In the event of any sale or other disposition of Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Product by a Selling Party to another Selling Party for end use by such other Selling Party), then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable Region in which such sale or other disposition occurred during the applicable accounting period.  Transfers or dispositions of Product for charitable, research and development, clinical or humanitarian purposes (in each case, without consideration), and Products provided at or below their manufacturing cost (determined in accordance with applicable Accounting Standards, consistently applied) and used in compassionate use or named patient programs, shall be disregarded in determining Net Sales.

If a Product or Product Component is sold in a Region as part of a Combination Product during a calendar quarter, Net Sales of such Product or Product Component in such Region during such calendar quarter for the purpose of determining royalties and commercial milestone payments due hereunder shall be calculated as follows:

(A)In the event that both (x) the Product Component(s) in such Combination Product are sold separately in finished form in such Region during such calendar quarter and (y) the Other Active(s) in such Combination Product are sold separately in finished form in such Region during such calendar quarter, then Net Sales of such Product or Product Component shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.59 (“Actual Combination Product Net Sales”) in such Region during such calendar quarter by […***…].

(B)In the event that the weighted average sale price of the Product Component(s) in such Combination Product when sold separately in finished form in such Region during such calendar quarter can be determined but the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such

Region during such calendar quarter cannot be determined, then Net Sales of such Product or Product Component shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in such Region during such calendar quarter by […***…].

(C)In the event that the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such Region during such calendar quarter can be determined but the weighted average sale price of such Product when sold separately in finished form in such Region during such calendar quarter cannot be determined, Net Sales of such Product or Product Component shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by […***…].

(D)In the event that the weighted average sale prices of both the Product Component(s) in such Combination Product when sold separately in finished form in such Region during such calendar quarter and the Other Active(s) in the Combination Product when sold separately in finished form in such Region during such calendar quarter cannot be determined, then the methodology for determining Net Sales of such Product in such Region shall be mutually agreed in writing by the Parties in good faith based on the relative contributions of the Product Component(s) and the Other Active(s) to the total value of the Combination.

1.60“Other Active” means, with respect to a pharmaceutical product, any active ingredient of such product other than any Product Component.

1.61“Party” means Tocagen or Apollo individually, and “Parties” means Tocagen and Apollo collectively.

1.62“Patent(s)” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, reexamination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.63“Person” means any individual (i.e., natural person) or Entity.

1.64“Phase 3 Clinical Trial” means a human clinical trial of a Product conducted in any country that would satisfy the requirements of 21 CFR 312.21(c), as amended, or its foreign equivalent.

1.65“PR China” means the People’s Republic of China.

1.66“Product” means any pharmaceutical product comprising Toca 511 and Toca FC, including all dosage forms, formulations, presentations, administrations, line extensions and package configurations.  For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, Product shall include, subject to Sections 4.2(b) and 4.7(a), any Combination Product, and Product shall in any event exclude any “Assay” (as such term is defined in the Siemens Agreement).

1.67“Product Component” means […***…], individually.

1.68“Product-Specific Claim” shall mean any Patent claim that covers the composition of matter or formulation, or any method of use in the Field, of Product or a Product Component, or a component of either of the foregoing, and does not cover the composition of matter or formulation, or any method of use, of any product that is neither Product nor a Product Component.  For clarity, Product-Specific Claims do not include claims that cover both (a) Product or Product Component or a component of either of the foregoing and (b) other products that are neither Product nor a Product Component.

1.69“Prosecution” means, with respect to a Patent, the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto.  When used as a verb, “Prosecute” means to engage in Prosecution.  For clarification, “Prosecution” and “Prosecute” shall exclude any enforcement action with respect to a Patent.

1.70“Region” means a region in the Territory, i.e., mainland China, Taiwan, Hong Kong Special Administration Region or Macao Special Administration Region.

1.71“Regulatory Approval” means, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required for marketing or sale of such product in such jurisdiction.

1.72“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture, commercialization or other use or exploitation (including the granting of Regulatory Approvals) of Product in any jurisdiction, including the FDA and CFDA.

1.73“Regulatory Exclusivity” means marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of an approved MAA for a pharmaceutical product in such country or jurisdiction, including regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.74“Regulatory Filings” means all INDs, MAAs, MAA Approvals, other Regulatory Approvals, and other filings with, and formal submissions to, Regulatory Authorities, in each case, with respect to Product or an individual Product Component in any jurisdiction.

1.75“Right of Reference” means: (a) in the U.S., a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of obtaining approval of an IND, NDA or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.76“Selling Party” has the meaning provided in Section 1.59.

1.77“Senior Executive” means (a) with respect to Apollo, Apollo’s Chief Executive Officer (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement) and (b) with respect to Tocagen, Tocagen’s Chief Executive Officer (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement).

1.78“Siemens” means Siemens Healthcare Diagnostics, Inc.

1.79“Siemens Agreement” means that certain […***…].

1.80“Sublicense” means a sublicense under the License or any portion thereof in the Field in the Territory.

1.81“Sublicensee” means a Third Party that has received a Sublicense, directly or indirectly through one or more tiers, from Apollo or its Affiliate.  As used in this Agreement, “Sublicensee” shall not include (a) a Third Party distributor of Product or a Product Component that has no royalty or other payment obligations to Apollo or any of its Affiliates that are calculated based on amounts invoiced or received by such Third Party for sales of Product or a Product Component in the Territory; (b) a Third Party distributor of Product or a Product Component that (i) does not take title to Product or Product Component, (ii) does not invoice Product or Product Component sales to Third Party customers and (iii) is responsible only for inventory management and distribution with respect to Product or Product Component on behalf of Apollo or its Affiliate; (c) any CRO engaged by Apollo or its Affiliate to perform contract research services for Product or Product Component on Apollo’s or its Affiliate’s behalf, except to the extent that such CRO is granted any license or other right with respect to Product or Product Component beyond the right to perform contract research services on Apollo’s or its Affiliate’s behalf; or (d) any CMO engaged by Apollo or its Affiliate to perform contract manufacturing services for Product or Product Component on Apollo’s or its Affiliate’s behalf, except to the extent that such CMO is granted any license or other right with respect to Product or Product Component beyond the right to perform contract manufacturing services on Apollo’s or its Affiliate’s behalf.

1.82“Target Product Profile” means the target clinical profile established by Tocagen for Product, including administration, clinical use and safety, as such profile may be updated from time to time by Tocagen in its discretion.

1.83“Territory” means greater China, including mainland China, Taiwan, Hong Kong Special Administration Region and Macao Special Administration Region.

1.84“Territory-Specific Development Support Activities” has the meaning provided in Section 5.2(a)(iii).

1.85“Third Party” means any Person, other than Tocagen, Apollo and ApolloBio and their respective Affiliates.

1.86“Toca 511” means […***…].

1.87“Toca FC” means […***…].

1.88“Tocagen Cost Report” has the meaning provided in Section 5.2(a)(iv).

1.89“Tocagen Designee(s)” has the meaning provided in Section 5.5(a).

1.90“Tocagen Invention” means any Invention made solely by one or more employees, consultants or contractors of Tocagen.

1.91“Tocagen Know-How” means any and all Data and other Know-How (including Tocagen Inventions) Controlled by Tocagen as of the Execution Date (solely for purposes of Section 13.3) or at any time during the Term that are (a) necessary or useful for, and are actually used by or on behalf of Tocagen in, the development, registration, manufacture, use or commercialization of Product or a Product Component in the Field, or (b) otherwise necessary for the conduct of activities expressly specified in the Development Plan, which activities (including any protocol therefor) have been approved by the JDC; but excluding Tocagen

Patents, Joint Inventions and Joint Patents.  In addition, and notwithstanding any other provision of this Agreement to the contrary, Tocagen Know-How shall in any event exclude any Know-How within the “Siemens Licensed IP” or the “Tocagen Licensed IP” (as such terms are defined in the Siemens Agreement).

1.92“Tocagen Patents” means any and all Patents Controlled by Tocagen in the Territory as of the Execution Date (solely for purposes of Section 13.3) or at any time during the Term that claim inventions (including Tocagen Inventions) that are (a) necessary for, or useful for and actually used by or on behalf of Tocagen in, the development, registration, manufacture, use or commercialization of Product or a Product Component in the Field, or (b) otherwise necessary for the conduct of activities expressly specified in the Development Plan, which activities (including any protocol therefor) have been approved by the JDC; but excluding, in each case, (i) any claim contained in any of the foregoing Patents that is directed to an invention that is not within the scope of the preceding clauses (a) and (b) and (ii) Joint Patents.  In addition, and notwithstanding any other provision of this Agreement to the contrary, Tocagen Patents shall in any event exclude any Patents within the “Siemens Licensed IP” or the “Tocagen Licensed IP” (as such terms are defined in the Siemens Agreement).  The Tocagen Patents as of the Execution Date are listed on Exhibit 1.92.

1.93“Tocagen Product-Specific Patents” means any Tocagen Patent in the Territory that contains only Product-Specific Claims.  The Tocagen Product-Specific Patents as of the Execution Date are listed on Paragraph (a) of Exhibit 1.93, which Exhibit shall be updated from time to time by Tocagen.  Notwithstanding the foregoing, the Tocagen Product-Specific Patents shall include the Tocagen Patents listed on Paragraph (b) of Exhibit 1.93 for any period that no issued and unexpired Tocagen Product-Specific Patent in the Territory is listed on Paragraph (a) of Exhibit 1.93.

1.94“Tocagen Retroviral Replicating Vector Platform” means […***…].

1.95“Tocagen Technology” means Tocagen Patents and Tocagen Know-How.

1.96“Tocagen Territory-Specific Costs” means, for purposes of Section 5.2(a)(ii) hereof, the reasonable and documented internal and external costs and expenses incurred by Tocagen after the Effective Date that are specifically attributable to (a) performance of Territory-Specific Development Support Activities or (b) preparing, submitting, obtaining or maintaining Regulatory Filings specific to such Territory-Specific Development Support Activities; in each case, including overhead directly attributable to such Territory-Specific Development Support Activities, based on direct project headcount or other generally accepted activity-based accounting methods, but excluding all other overhead.  Specifically, Tocagen Territory-Specific Costs of a particular Territory-Specific Development Support Activity shall comprise the following: (i) all reasonable and documented amounts paid by Tocagen to Third Parties for the conduct of such Territory-Specific Development Support Activity, including, without limitation, any such amounts paid to a Regulatory Authority to submit, obtain or maintain any Regulatory Filing specific to the applicable Territory-Specific Development Support Activity; (ii) the internal reasonable and documented costs, calculated on a full-time equivalent basis, incurred by Tocagen in conducting such Territory-Specific Development Support Activity; and (iii) one hundred ten percent (110%) of the Cost of Goods of Product used in the conduct of such Territory-Specific Development Support Activity.

1.97“Upfront Payment” shall have the meaning provided in Section 9.1.

1.98“Upfront Payment Deadline” shall have the meaning provided in Section 2.2.

1.99“U.S.” shall mean the United States of America.

1.100“Valid Claim” means (a) a claim of an issued and unexpired patent, or a supplementary protection certificate thereof, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing.  Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of a patent within seven (7) years after the filing date from which such claim takes the earliest priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued and unexpired patent (from and after which time the same shall be deemed a Valid Claim subject to (a) and (b) above).

1.101Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “will” shall be construed in the imperative having the same meaning as the word “shall”; (c) the word “day” or “year” means a calendar day or year; (d) the word “notice” requires notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (f) the word “or” (except where preceded by the word “either”) shall be construed as the inclusive meaning identified with the phrase “and/or”; (g) provisions that require that a Party or the Parties (but, for clarity, not the JDC) “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; and (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

Article 2
NATURE AND EFFECTIVENESS OF AGREEMENT

2.1Execution Date.  This Agreement is binding upon the Parties and ApolloBio as of the Execution Date, and Section 9.1 and Articles II, XIV (solely with respect to Liabilities resulting from Third Party Claims arising from or relating to the matters described in clauses (c) and (d) of Section 14.1 and clauses (c) and (d) of Section 14.2), XVI and XVII hereof are effective as of the Execution Date, but no other provision of this Agreement shall be effective as of the Execution Date or ever become effective except as expressly provided in Section 2.2.

2.2Effective Date.  Contingent upon Apollo’s payment in full to Tocagen of:

(a)the Initial Installment of the Upfront Payment in accordance with Section 10.1 no later than 11:59 p.m., Pacific Time, on the day that is ten (10) calendar days after the Execution Date (such time, the “Initial Installment Deadline”); and

(b)the Final Installment of the Upfront Payment in accordance with Section 10.1 no later than 11:59 p.m., Pacific Time, on the day that is ninety (90) calendar days after the Execution Date (such time, the “Upfront Payment Deadline”);

this Agreement shall become effective in its entirety on the date of Apollo’s payment in full to Tocagen of the Upfront Payment in accordance with Section 10.1 (the “Effective Date”).  If:

(i)Apollo has not made payment in full to Tocagen of the Initial Installment in accordance with Section 10.1 prior to the Initial Installment Deadline, then, at or after 12:00 a.m., Pacific Time, on the day that is eleven (11) calendar days after the Execution Date, Tocagen shall have the right to terminate this Agreement with immediate effect upon written notice to Apollo and ApolloBio, whereupon those Sections and Articles of this Agreement that did not previously become effective pursuant to Section 2.1 of this Agreement shall become null and void, but the remainder of this Agreement shall remain in full force and effect in accordance with its terms; and

(ii)Apollo makes payment in full to Tocagen of the Initial Installment prior to the Initial Installment Deadline but Apollo has not made payment in full to Tocagen of the Upfront Payment in accordance with Section 10.1 prior to the Upfront Payment Deadline, then, at or after 12:00 a.m., Pacific Time, on the day that is ninety-one (91) calendar days after the Execution Date, Tocagen shall have the right to terminate this Agreement with immediate effect upon written notice to Apollo and ApolloBio, whereupon those Sections and Articles of this Agreement that did not previously become effective pursuant to Section 2.1 of this Agreement shall become null and void, but the remainder of this Agreement shall remain in full force and effect in accordance with its terms.

For clarity, Apollo shall be solely responsible for registering this Agreement with the relevant local office of the Beijing Municipal Commission of Commerce (“BMCOM Registration”), and applying to the State Administration for Foreign Exchange for currency conversion approval (“Conversion Approval”) for the Upfront Payment; in each case, at Apollo’s sole cost and expense.

Article 3
GRANT OF LICENSE

3.1License Grant to Apollo.  Subject to the terms and conditions of this Agreement, Tocagen hereby grants to Apollo, effective only as of the Effective Date and thereafter during the Term:

(a)an exclusive (even as to Tocagen, except as set forth in Section 3.4), royalty‑bearing license, with the right to sublicense as expressly permitted by Section 3.2, under the Tocagen Technology and Tocagen’s interest in Joint Inventions and Joint Patents, solely to develop, use, sell, have sold, offer for sale and import Product (including, subject to Sections 4.2(b), 4.7(a) and 4.7(b), as a Combination Product) in the Field in the Territory (the “Development and Commercialization License”); and

(b)a non-exclusive, royalty-bearing license, including the right to sublicense as expressly permitted by Section 3.2, under the Tocagen Technology and Tocagen’s interest in Joint Inventions and Joint Patents, solely: […***…].

For the avoidance of doubt, the License excludes: […***…].  Apollo shall have the right to exercise such license and discharge any of its obligations hereunder through its Affiliates, provided that Apollo shall be responsible for compliance of its Affiliates with the terms of this Agreement applicable to Apollo, including all relevant restrictions, limitations and obligations.

3.2Sublicenses by Apollo.  The License includes the right to grant Sublicenses, without the right to grant further sublicenses, to Affiliates of Apollo.  The prior written consent of Tocagen, which Tocagen may withhold in its reasonable discretion, will be required for the grant of any Sublicense by Apollo or any of its Affiliates to any Third Party (with or without the right to grant further Sublicenses).  Any Sublicense granted to any Affiliate of Apollo or to any Third Party shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  Apollo shall be fully responsible for the compliance of its Affiliates and its and their respective permitted Sublicensees with the terms and conditions of this Agreement, including all relevant restrictions, limitations and obligations, and shall remain solely liable for the performance of its obligations hereunder, notwithstanding the grant of any Sublicense.  Apollo shall promptly notify Tocagen in writing of the execution of any sublicense agreement and shall provide Tocagen with a copy of the sublicense agreement, and any amendment thereto, no later than thirty (30) days following execution thereof; provided, that Apollo may redact any confidential or financial information contained therein that is unnecessary for Tocagen to ascertain compliance with this Agreement.

3.3License Grant to Tocagen.  Subject to the terms and conditions of this Agreement, Apollo hereby grants to Tocagen:

(a)an exclusive (even as to Apollo), royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Apollo Technology and Apollo’s interest in Joint Inventions and Joint Patents, solely to make, have made, develop, use, sell, have sold, offer for sale and import Product and/or any Product Component in or outside of the Field outside the Territory; and

(b)a non‑exclusive, royalty-free, fully-paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Apollo Technology and Apollo’s interest in Joint Inventions and Joint Patents, to make and have made Product and Product Components in the Territory solely (i) as necessary to perform, or have performed, Tocagen’s obligations under Sections 7.1 and 7.2; or (ii) for use and distribution outside the Territory.

3.4Retained Rights.  Notwithstanding the exclusivity of the Development and Commercialization License, Tocagen hereby expressly reserves:

(a)the exclusive right (even as to Apollo, except as to the Manufacturing License) to make and have made Product and Product Components; and

(b)the exclusive right (even as to Apollo) to practice, and to grant licenses under, the Tocagen Technology and Tocagen’s interest in Joint Inventions and Joint Patents, for any and all purposes outside of the express scope of the Development and Commercialization

License, which retained right includes […***…].

3.5No Other Rights.  Each Party acknowledges that the rights and licenses granted under this Article III and elsewhere in this Agreement are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.  All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

3.6Negative Covenants.  Apollo hereby covenants on behalf of itself and its Affiliates not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Tocagen Technology for any purpose other than as expressly authorized in this Agreement.  Without limiting the generality of the foregoing, Apollo hereby covenants on behalf of itself and its Affiliates:

(a)not to develop, use, sell, have sold or offer for sale or seek Regulatory Approval for Product or any Product Component outside the Territory;

(b)not to develop, use, sell, have sold, offer for sale or import or seek Regulatory Approval for either Product Component, except as included in Product in the Field in the Territory;

(c)not to develop, use, sell, have sold, offer for sale or import or seek Regulatory Approval for any Combination Product except with the express prior written consent of Tocagen, which may be withheld in Tocagen’s sole discretion;

(d)not to develop, use, sell, have sold, offer for sale or import […***…];

(e)not to conduct or have conducted any preclinical study or clinical trial of Product or any Product Component (including, without limitation, Territory-specific clinical trials and post-approval clinical trials), except in accordance with a JDC-approved protocol and as expressly set forth in the Development Plan or otherwise approved in writing by Tocagen (through the Tocagen’s JDC representatives or otherwise);

(f)not to make or have made Product or any Product Component, except within the scope of the Manufacturing License;

(g)not to purchase or obtain supply of Product or any Product Component from any source other than Tocagen (or its designee), except within the scope of the Manufacturing License; and

(h)not to grant, or purport to grant, any Affiliate of Apollo or any Third Party any license or other right to do any of the foregoing.

3.7Excluded Activities.

(a)Apollo agrees that neither it, nor any of its Affiliates, will […***…].

(b)Tocagen agrees that neither it, nor any of its Affiliates, will […***…].

3.8Exclusivity of Efforts.  During […***…], each Party hereby covenants, except as expressly permitted by this Agreement, not to (a) conduct, participate in or sponsor, directly or indirectly, any activities directed toward […***…] of any Competing Product within the Territory (collectively, such activities “Competing Activities”) or (b) appoint, license or otherwise authorize any Third Party, whether pursuant to license, appointment, authorization or otherwise, to perform any Competing Activities.

3.9Additional RRV Products.  It is understood that the Parties may wish to collaborate with respect to the development of additional Tocagen products (other than Product) incorporating or derived from the […***…] in the Field in the Territory (each, an “Additional RRV Product”).  To that end, no later than the […***…] ([…***…]) anniversary of the Effective Date, Apollo may nominate, by written notice to Tocagen, up to […***…] ([…***…]) Additional RRV Product(s) for development and commercialization by Apollo in the Field in the Territory, at Apollo’s sole cost and expense.  Each such nomination shall be subject to acceptance by Tocagen, which Tocagen may withhold in its absolute discretion.  The rights granted to Apollo under this Section 3.9 shall terminate and be of no further force or effect upon the earlier of: (a) such time as Tocagen and Apollo have conducted negotiations with respect to […***…] ([…***…]) Additional RRV Products in accordance with this Section 3.9 (irrespective of whether or not such negotiations have resulted in the Parties executing a definitive agreement with respect to any such Additional RRV Product); and (b) the […***…] ([…***…]) anniversary of the Effective Date.

Article 1

GOVERNANCE

4.1Alliance Managers.  Within thirty (30) days following the Effective Date, Tocagen and Apollo will each appoint (and notify the other Party of the identity of) a representative to act as the primary point of contact for the Parties regarding the development and registration of Product in the Field in the Territory (each, an “Alliance Manager”).  The Alliance Managers shall be responsible for creating and maintaining collaborative, efficient, and responsive communications within and between the Parties hereunder.  A Party may replace its Alliance Manager on written notice to the other Party.

4.2Joint Development Committee.

(a)Establishment.  Within thirty (30) days following the Effective Date, Tocagen and Apollo shall establish a joint development committee (“Joint Development Committee” or “JDC”) to oversee the development and registration of Product in the Field in the Territory and to serve as a forum for the exchange and discussion of information with respect thereto.

(b)Duties.  The JDC shall be responsible for:

(i)reviewing development and regulatory strategy for Product in the Territory;

(ii)ensuring harmonization of Product development and regulatory strategy in the Territory with Tocagen’s global development and commercialization strategy;

(iii)approving all pre-clinical development and all clinical development activities proposed to be conducted by or on behalf of Apollo with respect to Product or Product Component, including, without limitation, all pre-clinical development and clinical development activities proposed to be conducted by or on behalf of Apollo with respect to any Combination Product;

(iv)reviewing and approving the protocol for each Territory-specific clinical trial or pre-clinical study of Product or Product Component proposed to be conducted by or on behalf of Apollo, including, without limitation, the protocol for any clinical trial or pre-clinical study of any Combination Product proposed to be conducted by or on behalf of Apollo;

(v)facilitating the exchange of Tocagen Know-How and Apollo Know-How between the Parties;

(vi)serving as the principal means by which Apollo keeps Tocagen reasonably informed regarding Apollo’s development, registration and commercialization plans, efforts and results with respect to Product in the Territory;

(vii)serving as the principal means by which Tocagen keeps Apollo reasonably informed regarding Tocagen’s development, registration and commercialization plans, efforts and results with respect to Product outside the Territory; and

(viii)undertaking or approving such other matters as are specifically assigned to the JDC in this Agreement.

The JDC’s responsibilities and authority shall be limited to those matters expressly delegated to it in this Agreement.

4.3Membership.  The JDC shall be composed of two (2) representatives of each of Apollo and Tocagen.  Each Party shall designate its initial two (2) JDC representatives by written notice to the other Party within thirty (30) days of the Effective Date.  Either Party may replace its respective JDC representatives at any time with prior written notice to the other Party; provided that (a) each Party shall ensure that, at all times during the existence of the JDC, such Party’s representatives (initial or replacement) on the JDC have appropriate expertise for the then-current stage of development or commercialization of Product in the Field in the Territory and have the authority to bind such Party with respect to matters within the purview of the JDC and (b) at least one of each Party’s JDC representatives shall be a member of such Party’s senior management.

4.4Meetings.  The JDC shall meet at least once each calendar quarter, or more or less often as otherwise agreed to by the Parties.  Responsibility for chairing JDC meetings shall alternate between the Parties.  The chair for any JDC meeting shall not have any greater authority than any other representative of either Party on the JDC.  All JDC meetings may be conducted by telephone, video-conference or in person; provided, however, that the JDC shall meet in person at least once each calendar year, unless the Parties mutually agree to meet by alternative means.  Unless otherwise agreed by the Parties, all in-person meetings for the JDC shall be held on an alternating basis between Tocagen’s facilities and Apollo’s facilities.  Each Party shall bear its own personnel and travel costs and expenses relating to participation in JDC meetings.  A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity.

4.5Minutes.  The chair of each JDC meeting shall be responsible for preparing definitive minutes of such JDC meeting and shall circulate a draft of the minutes of such meeting to all members of the JDC for comments within ten (10) days after such meeting.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JDC at such meeting, including the approval of any protocol for any Territory-specific clinical trial of Product in the Field in the Territory, which shall be attached to the minutes as an exhibit.  The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JDC meeting.

4.6Decision-Making.  Decisions of the JDC shall be made by unanimous vote, with each Party’s representatives on the JDC collectively having one vote.  No vote of the JDC may be taken unless at least one of each Party’s representatives is present for the JDC vote.  Notwithstanding any other provision of this Agreement to the contrary, the JDC’s decision-making authority shall be limited to development, registration, marketing, promotion and commercialization activities with respect to Product in the Field in the Territory, and the JDC shall have no decision-making authority whatsoever with regard to Tocagen’s development, registration, marketing, promotion or commercialization activities with respect to Product outside the Territory or with regard to the Target Product Profile, Global Development Strategy or Global Marketing Strategy.

4.7Dispute Resolution.  If the JDC is unable to decide or resolve unanimously any matter properly presented to it for action, then, at the written request of either Party, the matter shall be referred to the Parties’ respective Alliance Managers, who shall promptly meet and attempt in good faith to resolve such matter within ten (10) days.  If such Alliance Managers are unable to resolve such matter within such ten (10)-day period, then, at the written request of either Party, the matter shall be referred to the Parties’ respective Senior Executives, who shall promptly meet and attempt in good faith to resolve such matter within thirty (30) days.  If such Senior Executives are unable to resolve such matter within such thirty (30)-day period, then:

(a)subject to Section 4.7(b), Apollo’s Senior Executive shall have final decision-making authority for matters relating to […***…]; provided, however, that matters relating to the following topics with respect to […***…] shall require unanimous JDC approval or mutual written agreement of the Parties and shall not be subject to Apollo’s Senior Executive’s final decision-making authority: […***…]; and

(b)Tocagen’s Senior Executive shall have the final authority to […***…] that: (i) […***…]; (ii) would require […***…]; (iii) would, […***…]

[…***…], (iv) could reasonably be expected to […***…], or (v) require any […***…].

A Party’s Senior Executive, in the exercise of […***…], shall give good faith consideration to, and take into account, the other Party’s position.  Notwithstanding any other provision of this Article IV to the contrary, neither the JDC, nor a Senior Executive in the exercise of […***…], shall have the right: (1) to modify or amend the terms and conditions of this Agreement; (2) to determine any issue in a manner that would conflict with the terms and conditions of this Agreement or (3) to make a decision that is expressly stated to require the mutual written agreement or mutual written consent of the Parties.  The Parties intend that all matters within the scope of the JDC’s decision-making authority shall be resolved by the Parties in accordance with Section 4.6 and this Section 4.7, and no matter within the scope of the JDC’s authority shall be subject to the dispute resolution provisions set forth in Article XVI.

4.8Scope of Governance.  Notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JDC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein.  The JDC shall not have the power to amend or modify this Agreement, and no decision of the JDC shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JDC are only those specific issues that are expressly provided in this Agreement to be decided by the JDC.

Article 5
DEVELOPMENT, TECHNOLOGY TRANSFER AND REGULATORY ACTIVITIES

5.1Global Development Strategy.  Tocagen shall be solely responsible for establishing the global development and regulatory strategy for Product worldwide, both inside and outside of the Field (such strategy, the “Global Development Strategy”), in its sole and absolute discretion.  To that end, Tocagen shall be responsible, at its sole expense, for conducting, or having conducted, those development and regulatory activities with respect to Product as Tocagen determines in its sole discretion are necessary or appropriate to obtain and maintain Regulatory Approval for Product in the U.S. and such other countries outside the Territory as Tocagen may elect, for any Indications, in or outside of the Field, that Tocagen chooses to pursue.

5.2Development Activities.

(a)General.

(i)A high level plan of the development activities to be conducted by Apollo under this Agreement has been agreed upon by the Parties and is attached hereto as Exhibit 5.2(a)(i) (the “Development Plan Outline”).  Within thirty (30) days after the establishment of the JDC, the JDC shall meet to review and discuss the Development Plan Outline, including Tocagen’s comments thereon, following which Apollo shall prepare an initial development plan for Product in the Field in the Territory, incorporating changes and refinements based on the JDC’s comments to the Development Plan Outline (the “Initial Development Plan”), for review and approval by the JDC.  Thereafter, on an annual basis, Apollo shall prepare an updated development plan for Product in the Field in the Territory (the Initial Development Plan and each such updated development plan, each, a “Development Plan”) for the JDC’s review and approval.  The Initial Development Plan and each subsequent Development Plan shall set forth Apollo’s development and registration strategy for Product in the Field in the Territory and shall include such detail as is typical of pharmaceutical industry development plans and a projected timeline for the development and regulatory activities set forth therein.  Apollo shall have the right to take the lead in proposing changes and revisions to the Development Plan, including the addition of Product development and registration activities, provided that any such amendment to the Development Plan is consistent with the Global Development Strategy and the Target Product Profile, and any and all amendments to the Development Plan shall be subject to the JDC’s review and approval.  References to the “Development Plan” in this Agreement shall be construed to refer to such Development Plan, as then in effect (including all updates and amendments thereto).

(ii)As between the Parties, subject to Article III and except as expressly provided in this Article V or Section 8.2, Apollo shall be solely responsible for conducting, or having conducted, at Apollo’s sole expense, such Territory-specific clinical trials with respect to Product in the Field in the Territory as Apollo determines are necessary or appropriate to obtain and maintain Regulatory Approvals for Product in the Field in the Territory, all in accordance with the Development Plan and the Target Product Profile.  Apollo shall keep the JDC regularly and fully informed of the status, progress and results of its development and registration efforts.  Apollo shall not conduct or have conducted any preclinical study, clinical trial, or other research or development, of any Product Component or Product, unless the Development Plan expressly provides for the conduct of such activity and such activity (including any protocol therefor) has been approved by the JDC.

(iii)Tocagen, via the JDC, shall provide reasonable support, consultation and advice to Apollo in Apollo’s efforts with respect to activities required to obtain Regulatory Approval of Product in the Field in the Territory.  In addition, if Regulatory Authority(ies) in the Territory specifically require the performance of preclinical or nonclinical studies or CMC development activities that are not required by Regulatory Authorities in the U.S. and have not previously been performed by Tocagen (“Territory-Specific Development

Support Activities”), then Tocagen shall be responsible for conducting or having conducted such Territory-Specific Development Support Activities, at Apollo’s sole expense with respect to Tocagen Territory-Specific Costs.

(iv)On a Territory-Specific Development Support Activity-by-Territory-Specific Development Support Activity basis, within thirty (30) days after the end of each calendar quarter during the conduct of each Territory-Specific Development Support Activity, Tocagen shall provide to Apollo a written statement setting forth the Tocagen Territory-Specific Costs incurred for such Territory-Specific Development Support Activity during such calendar quarter (each such statement, a “Tocagen Cost Report”).  Tocagen shall respond promptly to Apollo’s questions regarding any Tocagen Cost Report or reasonable requests for supporting documentation, including, without limitation, copies of agreements or work orders for Tocagen Trial Activities performed by Third Parties (from which copies Tocagen may redact confidential or proprietary information that is not necessary for Apollo to ascertain Tocagen Territory-Specific Costs).  Tocagen shall calculate Tocagen Territory-Specific Costs using applicable Accounting Standards, and all defined and undefined terms in the definition of Tocagen Territory-Specific Costs will be construed in accordance with applicable Accounting Standards, in each case, consistently applied throughout Tocagen, and consistent with generally accepted methods for activity-based project costing for similar products in the biopharmaceutical industry.  Without limiting the foregoing, no cost item will be included more than once in calculating Tocagen Territory-Specific Costs.  Tocagen Territory-Specific Costs shall be subject to audit in accordance with Section 10.5(a).

(b)Diligence.  Apollo shall use Commercially Reasonable Efforts to develop, and to obtain and maintain Regulatory Approval for, Product in the Field in the Territory in accordance with the Development Plan and this Agreement.  All such activity shall be done in consultation with the JDC.  Without limiting the generality of the foregoing, Apollo shall use Commercially Reasonable Efforts to perform the activities set forth in the Development Plan substantially within the timelines set forth therein.  Apollo shall maintain laboratories, offices and other facilities reasonably necessary to carry out development of Product in the Field in the Territory in accordance with this Agreement, and agrees to devote qualified personnel and other appropriate resources to such activities.

(c)Performance Standards.  Apollo shall conduct all development and registration activities with respect to Product in the Field in the Territory in good scientific manner, in accordance with the Target Product Profile, and in full compliance with the requirements of Applicable Law and, as applicable to a particular development activity, GCP, GLP and/or cGMP.  At reasonable times, and at a reasonable frequency in light of the then-ongoing clinical development activities with respect to Product in the Field in the Territory (in each case, as determined by the JDC), Tocagen shall have the right to monitor, and/or have its Third Party designee monitor, Apollo’s clinical development of Product, including the right to be present during the administration of Toca 511 to any clinical trial participant in the Territory.

(d)Records.  In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, Apollo shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data (including Data) with respect to all development activities with respect to Product in the Field in the Territory.  Apollo shall, upon Tocagen’s request, make such records available to Tocagen for inspection or copying and/or provide Tocagen with written summaries, in English, of the information contained in such records.

5.3Technology Transfer.

(a)Without limiting the licenses and other rights and obligations under this Agreement, Tocagen shall, at no additional charge to Apollo, deliver to Apollo or Apollo’s designee(s) within thirty (30) days following the Effective Date such existing and available (in recorded form) Tocagen Know-How (including Data within the Tocagen Know-How) in Tocagen’s possession as is necessary or useful for Apollo to exercise the License in accordance with this Agreement.  Thereafter, on an ongoing basis during the Term, Tocagen shall also disclose to Apollo such additional Tocagen Know-How (including Data within the Tocagen Know-How) generated after the Effective Date as is necessary or useful for Apollo to exercise the License in accordance with this Agreement.  Without limiting the generality of the foregoing, Tocagen shall provide to Apollo true and complete copies of all final reports of any preclinical study or clinical trial of Product in the Field conducted by or on behalf of Tocagen, and Apollo shall have the right to use the Data contained in such reports solely within the scope of the License and as otherwise expressly permitted by this Agreement.  Notwithstanding the foregoing, Tocagen shall not be obligated to disclose to Apollo, or provide Apollo with access to, any CMC data or other manufacturing information with respect to Toca 511, subject to Section 5.7(b).

(b)On an ongoing basis during the Term, Apollo shall promptly disclose to Tocagen such Apollo Know-How (including Data within the Apollo Know-How) as is necessary or useful for Tocagen to (i) exercise the license granted to Tocagen pursuant to Section 3.3 in accordance with this Agreement or (ii) perform Tocagen’s obligations under Sections 5.8 and 8.2 and Article VII of this Agreement.  Without limiting the generality of the foregoing, Apollo shall provide to Tocagen true and complete copies of all written, graphic or electronic embodiments of Data generated by or on behalf of Apollo or any of its Affiliates or Sublicensees, including, without limitation, all draft and final reports of any preclinical study or clinical trial of Product or any Product Component, and all pharmacology, toxicology, pharmacokinetic and other data with respect to Product or any Product Component, and Tocagen shall have the right to use such Data for any purpose, other than development, use, sale, offer for sale or import of Product in the Field in the Territory during the Term.  With respect to the transfer of human genetic resource data or human biological samples within the Apollo Know-How, Apollo shall be responsible for obtaining all necessary approvals and permits of Regulatory Authorities and other governmental authorities in the Territory, including approval from the China Human Genetic Resources Administration Office, if necessary for Apollo to comply with its obligations under this

Section 5.3(b), and Apollo shall transmit any such human genetic resource data or human biological samples in compliance with Applicable Law, including any approval from the China Human Genetic Resources Administration Office.

5.4Diagnostic Assays.

(a)Certain Defined Terms.  The following capitalized terms used in this Section 5.4 shall have the respective meanings set forth in the Siemens Agreement: “Approved Product,” “Assays,” “Clinical Assay,” “Commercial Product,” “Designated Assays,” “Laboratory,” “Siemens Licensed IP,” “Tocagen Licensed IP” and “Tocagen Trial.”

(b)Siemens Agreement; Acknowledgments.  Pursuant to the Siemens Agreement, Siemens has developed on behalf of Tocagen certain Clinical Assays that Siemens uses to perform viral safety testing and Toca FC safety testing of biological samples taken from study subjects in Tocagen Trials in the Laboratory, on the terms and conditions set forth in the Siemens Agreement.  […***…]:

(i)[…***…]; and

(ii)[…***…]

(c)Diagnostic Licenses.  In the event that the CFDA or any other Regulatory Authority in the Territory requires viral safety testing or Toca FC safety testing in connection with clinical trials or commercialization of Product in the Field in the Territory, and any Assay for such testing exists, then:

(i)subject to the terms and conditions of this Agreement and the Siemens Agreement, Tocagen […***…]:

(A)[…***…]; and

(B)[…***…]; and

(ii)subject to the terms and conditions of this Agreement, Tocagen […***…].

(d)Tocagen Support.  In the event that the CFDA or any other Regulatory Authority in the Territory requires viral safety testing or Toca FC safety testing in connection with clinical trials or commercialization of Product in the Field in the Territory, and any Assay for such testing exists:

(i)Tocagen shall disclose to Apollo […***…];

(ii)at Apollo’s request, Tocagen shall […***…];

(iii)at Apollo’s request, Tocagen shall […***…]; and

(iv)[…***…]

5.5Regulatory Matters.

(a)Responsibility for Regulatory Filings.  As between the Parties, Apollo shall be solely responsible, at its expense, for implementing a filing strategy for Product in the Field in the Territory which shall be consistent in all material respects with the Global Development Strategy and the Target Product Profile, and, subject to Sections 5.6, 5.7 and 5.8, for preparing, filing, obtaining and maintaining all Regulatory Filings in the Field in the Territory; provided, however, that if a Regulatory Authority in the Territory requires the filing with such Regulatory Authority of CMC data or other manufacturing information with respect to Toca 511 (as opposed to permitting Apollo to cross-reference the relevant data and information contained in Tocagen’s Regulatory Filings and DMFs with respect to Toca 511 in the U.S. or elsewhere outside of the Territory), then, to the maximum extent permissible by Applicable Law in the Territory, Tocagen shall be solely responsible for the submission of such data and information and shall be the sole and exclusive owner of any such filing.  All such regulatory activities of Apollo shall be done in consultation with the JDC.  Subject to the foregoing, Apollo shall be the sole holder of all Regulatory Filings in the Field in the Territory, provided that Apollo shall provide English summaries of drafts of all proposed Regulatory Filings for Product in the Territory, and, at Tocagen’s request, English translations of key sections of such drafts, to Tocagen or its designee(s) (“Tocagen Designee(s)”) for review and comment reasonably in advance of submission to any Regulatory Authority in the Territory, and will provide Tocagen or the Tocagen Designee(s) with English summaries of regulatory reviewer questions and comments in conjunction with any Regulatory Filings in the Field in the Territory for review and comment reasonably in advance of a response to such questions or comments to any Regulatory Authority in the Territory.  Apollo shall promptly provide Tocagen or Tocagen Designee(s) with English summaries of all material documents, information and correspondence received from any Regulatory Authority in the Territory relating to Product and, upon reasonable request, with English summaries of any other material documents, reports and communications from or to any such Regulatory Authority, relating to Product.  Except as expressly set forth above in this Section 5.5(a), Apollo shall bear all costs and expenses incurred in connection with regulatory activities with respect to Product in the Field in the Territory.  Tocagen or Tocagen Designee(s) shall have the option to participate in all material meetings and conference calls with Regulatory Authorities relating to Product in the Territory.  If Tocagen or a Tocagen Designee is not able or permitted to participate in a material meeting or conference call with any such Regulatory Authority, Apollo shall, promptly after such meeting or conference call, provide to Tocagen or Tocagen Designee(s) a written summary, in English, of the meeting or conference call.  Subject to the foregoing, Apollo shall have responsibility for all interactions with Regulatory Authorities in the Territory with respect to Product in the Field and for all Territory compliance filings, certificates, and safety reporting.  Apollo shall also obtain any export approvals required by the CFDA to import or export Product to any Region.

(b)Other Regulatory Matters.  Subject to Sections 5.3(a) and 5.7(b), each Party will promptly provide the other Party with copies of all material documents, information and correspondence received from a Regulatory Authority within the Territory relating to

Product or activities under this Agreement (including a written summary of any material communications in which such other Party did not participate) and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority within the Territory relating to Product or activities under the Agreement.

5.6Regulatory Cooperation.  As between the Parties, Apollo shall be responsible for liaising with and managing all interactions with Regulatory Authorities in the Territory, except as expressly provided in Sections 5.3(a) and 5.7(b), and Tocagen shall be responsible for liaising with and managing all interactions with Regulatory Authorities outside the Territory.  To the extent relating to Product, each Party shall keep the other Party reasonably informed of any and all material interactions with Regulatory Authorities in the Territory, subject to Sections 5.3(a) and 5.7(b).  Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Article V, that are necessary or desirable to enable: (a) Apollo to obtain and maintain Regulatory Approvals for Product and Product Components (solely as incorporated in Product) in the Field in the Territory; and (b) Tocagen to obtain and maintain Regulatory Approvals for (i) Product and Product Components outside of the Territory, (ii) Product and Product Components outside of the Field in the Territory, or (iii) the Tocagen Retroviral Replicating Vector Platform, and products based on, incorporating or using the Tocagen Retroviral Replicating Vector Platform or any component thereof, anywhere in the world, except as incorporated in Product in the Field in the Territory.  Each Party further agrees to cooperate with any inspection by the FDA, CFDA or other Regulatory Authority relating to Product, including, but not limited to, any inspection prior to approval of an application for Regulatory Approval for Product.

5.7Access to Regulatory Filings.

(a)Apollo shall promptly provide to Tocagen and/or Tocagen Designee(s) true and complete English translations of all Regulatory Filings in the Field in the Territory (other than those filed or held by Tocagen).  Apollo hereby grants to Tocagen Rights of Reference to all such Regulatory Filings for the purposes of: (i) obtaining and maintaining Regulatory Approvals for Product and Product Components outside of the Territory; (ii) obtaining and maintaining Regulatory Approvals for Product and Product Components outside of the Field in the Territory; (iii) obtaining or maintaining Regulatory Approvals for the Tocagen Retroviral Replicating Vector Platform, and products based on, incorporating or using the Tocagen Retroviral Replicating Vector Platform or any component thereof, anywhere in the world, except as incorporated in Product in the Field in the Territory; (iv) the manufacture of any Product Component anywhere in the world for use or distribution in the Territory by Apollo or for use and distribution outside the Territory; and (v) complying with applicable pharmacovigilance and other regulatory requirements with respect to Product, Product Components and the Tocagen Retroviral Replicating Vector Platform and activities described in the preceding clauses (i) through (iv).  In addition, upon written notice by Tocagen to Apollo of the grant by Tocagen to any Third Party of any license or other right to develop, manufacture or commercialize (A) Product or Product Component(s) outside of the Territory, (B) Product outside of the Field in the Territory, or (C) the Tocagen Retroviral Replicating Vector Platform, and products based on, incorporating or using the Tocagen Retroviral Replicating Vector Platform or any component thereof, anywhere in the world, except as incorporated in Product in the Field in the Territory, Apollo shall, and it hereby does, grant to such Third Party licensee Rights of Reference to such Regulatory Filings for purposes within the scope of the license or other rights granted by Tocagen to such Third Party licensee.

(b)Tocagen shall promptly provide to Apollo true and complete copies of all Regulatory Filings in the Field in the U.S.; provided, however, that Tocagen shall not be obligated to provide Apollo with a copy of the CMC section of any such Regulatory Filing with respect to Toca 511.  For clarity, Tocagen shall not be obligated to provide Apollo with a copy of any drug master file maintained by or on behalf of Tocagen with respect to Product or any Product Component (“DMF”).  Tocagen hereby grants to Apollo the Rights of Reference to all Regulatory Filings in the Field in the U.S. and all DMFs in the U.S.; in each case, for the sole purpose of: (i) obtaining and maintaining Regulatory Approvals for Product in the Field in the Territory; and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to Product in the Field in the Territory.  Notwithstanding the foregoing, if a Regulatory Authority in the Territory requires that the information from the CMC section of any such U.S. Regulatory Filing in the Field with respect to Toca 511 (“Toca 511 CMC Information”) and/or any DMF be submitted directly to such Regulatory Authority (i.e., that the Rights of Reference granted by Tocagen pursuant to this Section 5.7(b) and corresponding letters of authorization, access or cross-reference from Tocagen pursuant to Section 5.7(c) are not sufficient) and refuses to accept Toca 511 CMC Information or a copy of the DMF submitted by Tocagen or its Third Party agent or designee in the Territory to such Regulatory Authority, then the JDC and/or the Parties’ respective regulatory advisors shall promptly convene to discuss the matter in good faith and to agree upon a solution acceptable to such Regulatory Authority […***…] and reasonably acceptable to the Parties (such acceptance not to be unreasonably withheld or delayed).

(c)Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 5.7.

5.8Global Safety; Pharmacovigilance; Adverse Events.

(a)Global Safety Database.  As between the Parties, Tocagen will hold, solely own and be solely responsible for maintaining the global safety database for Product.  A high level plan for incorporating Apollo’s safety data for Product into Tocagen’s global safety database has been agreed upon by the Parties and is attached hereto as Exhibit 5.8(a).

(b)Pharmacovigilance Agreement.  In conjunction with this Agreement, no later than twelve (12) months prior to the anticipated date of commercial launch of Product in the Field in the Territory, the Parties shall negotiate in good faith and enter into a pharmacovigilance agreement regarding Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes.  Such agreement’s terms and conditions shall be no less stringent than U.S. and ICH guidelines, such that each Party shall be able to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in appropriate format within applicable timeframes.  Subject to the foregoing, each Party shall be responsible for monitoring all clinical experiences with respect to Product in the course of its own Product development activities and filing all required reports with respect thereto in its respective territory (i.e., with respect to Apollo, in the Territory, and with respect to Tocagen, outside of the Territory).

(c)Adverse Event Reporting.  As between the Parties: (i) Apollo shall be responsible for the timely reporting of all adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Product to the appropriate Regulatory Authorities in the Territory; and (ii) Tocagen shall be responsible for reporting all adverse drug reactions/experiences, product quality complaints and product safety data relating to Product to the appropriate Regulatory Authorities outside of the Territory; in each case (i) and (ii) in accordance with Applicable Law of the relevant countries and Regulatory Authorities.  Each Party shall use Commercially Reasonable Efforts to ensure that its Affiliates, licensees and sublicensees comply with such reporting obligations.  Apollo shall promptly consult with Tocagen and/or Tocagen Designee(s) regarding all drug-related serious adverse event reports originating in the Territory and reasonably consider any input from Tocagen and/or Tocagen Designee(s) prior to finalizing serious adverse event reports for such events and/or making any submission to a Regulatory Authority regarding such events, to the extent possible.

Article 6
COMMERCIALIZATION

6.1Global Marketing Strategy.  Tocagen shall be solely responsible for establishing the global sales and marketing strategy for Product worldwide (such strategy, the “Global Marketing Strategy”), in its sole and absolute discretion.

6.2Apollo Commercialization.  As between the Parties, subject to Article IV and this Article VI, Apollo shall control and be solely responsible, at its expense, for commercialization, distribution, marketing and promotion of Product in the Field in the Territory.  At least […***…] ([…***…]) months prior to the anticipated commercial launch of Product in the Field in the Territory, Apollo shall prepare and deliver to Tocagen a preliminary draft commercialization plan for Product in the Field in the Territory, outlining its current thinking regarding typical commercialization matters, including the proposed pricing and reimbursement approval strategy and the proposed sales and marketing strategy for Product in the Field in the Territory (the

“Commercialization Plan Outline”).  The JDC shall promptly meet to review and discuss the Commercialization Plan Outline, and Apollo shall develop a commercialization plan that incorporates the JDC’s comments to the Commercialization Plan Outline (the “Commercialization Plan”), for review and approval by the JDC.  Thereafter, at reasonable intervals to be agreed by the JDC (but at least annually), Apollo shall prepare and provide to Tocagen a high-level outline of Apollo’s then-current commercialization plan for Product in the Field in the Territory, which outline shall be reviewed and discussed by the JDC.  References to the Commercialization Plan in this Agreement shall be construed to refer to such Commercialization Plan, as then in effect (including all updates and amendments thereto).

6.3Diligence.  From and after receipt of Regulatory Approval for Product in the Territory, Apollo shall use Commercially Reasonable Efforts to market, promote and commercialize Product in the Field in the Territory.  Without limiting the generality of the foregoing, Apollo shall: (a) perform the activities set forth in the Commercialization Plan; and (b) use Commercially Reasonable Efforts to perform the Commercialization Plan substantially within the timelines set forth therein.

6.4Trademarks.

(a)Product Trademark.  Tocagen shall have the sole right to select the Product-specific trademark for use in connection with the marketing and sale of Product in the Territory (the “Product Trademark”), which may, but need not, be the same as the Product-specific trademark used in connection with the marketing and sale of Product outside of the Territory.  Tocagen shall consider in good faith Apollo’s suggestions regarding the selection of the Product Trademark but shall retain ultimate discretion as to such selection.  Subject to the terms and conditions of this Agreement, Tocagen hereby grants to Apollo […***…] an exclusive, royalty-free license, with the right to sublicense solely in conjunction with the grant of a permitted Sublicense under Section 3.2, to use the Product Trademark for the commercialization of Product for the Field in the Territory in accordance with this Agreement.  During the Term, Tocagen shall not use (or license to an Affiliate or Third Party) the Product Trademark in connection with any product other than Product.  Apollo shall be responsible for the failure by its Affiliates and Sublicensees to comply with this Section 6.4, including all relevant restrictions, limitations and obligations.  Apollo shall obtain Tocagen’s approval prior to the first use of the Product Trademark in any Product labeling, packaging or marketing materials, such approval not to be unreasonably withheld, conditioned or delayed if the Product Trademark is used in a manner that is consistent with Tocagen’s reasonable usage guidelines for the Product-specific trademark used in connection with the marketing and sale of Product outside of the Territory.  Tocagen shall own and retain all right, title and interest in and to the Product Trademark, and all goodwill associated with or attached to the Product Trademark arising out of the use thereof by Apollo, its Affiliates and Sublicensees shall vest in and inure to the benefit of Tocagen.

(b)Chinese Character Trademark.  Apollo shall have the sole right (but not the obligation), at its option and expense, to select and register a Chinese character trademark or tradename for use in connection with commercialization of Product for the Field in the Territory (such trademark or tradename including all goodwill associated therewith, the “Chinese Character Trademark”).  Apollo shall consider in good faith Tocagen’s suggestions regarding the selection of the Chinese Character Trademark but shall retain ultimate discretion as to such selection.  Notwithstanding the foregoing, Apollo shall not select as the Chinese Character Trademark any trademark that incorporates, or is confusingly similar to, any corporate trade name, registered trademark or logo of either of the Parties or any of their respective Affiliates.

(c)Prosecution.  As between the Parties, (i) Tocagen shall control the prosecution of and use Commercially Reasonable Efforts to maintain the Product Trademark at its expense, and (ii) Apollo shall control the prosecution of the Chinese Character Trademark (if any) at its expense.

(d)Enforcement.  Each Party shall promptly notify the other Party in writing upon becoming aware of any infringement of the Product Trademark in the Territory, in which event the Parties shall promptly confer in good faith and determine how to proceed with any enforcement activity.  As between the Parties, Apollo shall control the enforcement of the Chinese Character Trademark (if any) in the Territory at its expense.  For the avoidance of doubt, Tocagen shall control the enforcement of the Product Trademark outside the Territory at its expense.

(e)Tocagen Corporate Marks.  Except to the extent prohibited by Applicable Law in the Territory, or otherwise directed by Tocagen in writing, all packaging, labeling, advertising and promotional material used by Apollo, its Affiliates and Sublicensees in connection with Product, shall feature Tocagen’s corporate trade name and logo (“Tocagen Corporate Marks”).  Subject to the terms and conditions of this Agreement, Tocagen hereby grants to Apollo […***…] a non‑exclusive, royalty‑free license, with the right to sublicense to an Affiliate or Sublicensee, to use the Tocagen Corporate Marks solely in connection with the use, sale, importation, distribution and marketing of Product in the Field in the Territory, including the use of the Tocagen Corporate Marks on Product packaging, labeling, advertising and promotional material.  Tocagen or an Affiliate of Tocagen shall retain the ownership of the entire right, title and interest in and to the Tocagen Corporate Marks.  All goodwill associated with or attached to the Tocagen Corporate Marks arising out of the use thereof by Apollo, its Affiliates and Sublicensees shall inure to the benefit of Tocagen.  Apollo agrees not to contest, oppose or challenge Tocagen’s ownership of the Tocagen Corporate Marks.  Apollo agrees not to knowingly do or suffer to be done, at any time, any act or thing that will in any way impair Tocagen’s ownership of or rights in and to the Tocagen Corporate Marks or any registration thereof or that may depreciate the value of the Tocagen Corporate Marks or the reputation of Tocagen.  Apollo agrees that in using Tocagen Corporate Marks upon any Product packaging, labeling, advertising or promotional materials, it shall not represent in any way that it has any right or title to the ownership of the Tocagen Corporate Marks or the registration thereof.  Apollo shall obtain the prior written approval of Tocagen of the form and manner in which the Tocagen Corporate Marks will be used upon, in connection with, or in relation to, Product, or any packaging, labels, containers, advertisements and other materials related thereto.  Wherever any Tocagen Corporate Mark is used, e.g., on any package, label or advertisement, the first or most prominent use shall always be accompanied by a legend acceptable to Tocagen indicating that Product utilizes the proprietary technology of Tocagen and that the Tocagen Corporate Marks are owned by Tocagen.  Apollo shall, at Tocagen’s request and expense, assist Tocagen in any action reasonably necessary or desirable to protect the Tocagen Corporate Marks used or proposed to be used hereunder.  Apollo shall as soon as practicable notify Tocagen of any apparent infringement by a Third Party of any of the Tocagen Corporate Marks.  Apollo agrees to cooperate with Tocagen to enable Tocagen to control the nature and quality of the use of the Tocagen Corporate Marks such that Tocagen may verify that the use of the Tocagen Corporate Marks is consistent with the Tocagen’s quality standards and Product specifications.

Article 7
MANUFACTURING AND SUPPLY

7.1Supply and Purchase Obligation.  Subject to the terms and conditions of this Agreement, and except as expressly set forth in Sections 7.2 and 7.3, Tocagen shall sell and supply to Apollo, and Apollo shall purchase exclusively from Tocagen: (a) all of Apollo’s, its Affiliates’ and its and their Sublicensees’ requirements of Product and Product Components for clinical trials and other development and registration activities in the Field in the Territory, as described in additional detail in Section 7.2; and (b) all of Apollo’s, its Affiliates’ and its and their Sublicensees’ requirements of Product and Product Components for commercial distribution in the Field in the Territory, as described in additional detail in Section 7.2.  Apollo acknowledges that packaging and labeling requirements in the Territory may make it impracticable (e.g., unduly burdensome or costly) for Tocagen to supply one or both Product Components to Apollo in final packaged form, in which event it may be more efficient for Tocagen to supply one or both Product Components to Apollo in bulk form or as unmarked “brite stock” and for Apollo to perform, or have a Third Party in the Territory perform, all subsequent packaging and labeling of such Product Component(s).  Accordingly, the form in which Tocagen will supply Product Component(s) (i.e., bulk form, unmarked “brite stock,” or final packaged and labeled form) to Apollo shall be discussed in good faith by the Parties, provided that Tocagen shall have the ultimate discretion as to the form of such supply.

7.2Supply Arrangements.

(a)Clinical Supply.  Subject to Section 7.3, Tocagen shall manufacture, or have manufactured, and supply, or have supplied, to Apollo, Product or Product Components for use in clinical trials and other development and registration activities in the Field in the Territory, in accordance with a clinical supply plan to be developed and unanimously approved by the JDC, without resort to either Party’s Senior Executive’s final decision-making authority or final veto authority, as applicable (the “Clinical Supply Plan”).  The Clinical Supply Plan will reflect the principles and terms set forth in: the second sentence of the first paragraph of Section 7.2(c);

Sections 7.2(c)(i), 7.2(c)(ii), 7.2(c)(iii), 7.2(c)(vi) and 7.2(c)(viii); the final paragraph of Section 7.2(c); and Section 7.2(d); in each case, mutatis mutandis.

(b)Negotiation of Commercial Supply Agreement.  No later than […***…] ([…***…]) months prior to the anticipated commercial launch of Product in the Field in the Territory, the Parties shall negotiate in good faith and enter into a separate written commercial supply agreement, pursuant to which, subject to Sections 7.2(c), 7.2(d) and 7.3, Tocagen will manufacture, or have manufactured, and supply, or have supplied, to Apollo, Product or Product Components for commercial distribution in the Field in the Territory (the “Commercial Supply Agreement”).

(c)Commercial Supply Terms.  The Commercial Supply Agreement shall be negotiated in good faith by the Parties and shall be on commercially reasonable terms consistent with the terms of this Agreement.  In any event, the provisions of the Commercial Supply Agreement with respect to any Product Component shall be consistent with, and shall be designed to permit Tocagen to comply with its obligations under, Tocagen’s corresponding supply agreement(s) with its Third Party CMO(s) of such Product Component (“Tocagen CMO(s)”), and shall not impose on Tocagen obligations with respect to Product Component manufactured by any Tocagen CMO that are in excess of such Tocagen’s CMO’s obligations to Tocagen with respect to such Product Component.  Subject to, but without limiting the generality of, the foregoing, the Commercial Supply Agreement shall:

(i)obligate Apollo to order, purchase and pay for Product or Product Component in whole numbers of lots or batches;

(ii)specify the lead time required for manufacture and supply of each batch or lot of Product (on a Product Component basis);

(iii)require Tocagen to maintain, or require Tocagen CMO(s) to maintain, an appropriate manufacturing site for Product or Product Component;

(iv)provide for Tocagen to establish an alternative source of Product or Product Component to maintain continuity of supply in the event of Tocagen’s material and/or persistent inability to supply Product or Product Component in accordance with Apollo’s forecasts and purchase orders submitted in accordance with the provisions of the Commercial Supply Agreement;

(v)address such other matters as are customary for commercial supply agreements with respect to pharmaceutical products, such as forecasting requirements (including rolling forecasts with binding and non‑binding portions), firm orders, procedures for order submission, delivery, acceptance and rejection, quality matters, regulatory matters, and, subject to the final paragraph of this Section 7.2(c), warranty;

(vi)prohibit Apollo from refilling or rebottling Product or Product Component supplied by Tocagen into smaller or larger units;

(vii)provide for the Parties to enter into an appropriate quality agreement for Product or Product Component in compliance with cGMP and Applicable Law; and

(viii)provide that Tocagen is not responsible for documentation associated with, or the costs of, export or customs clearance.

In addition, the Commercial Supply Agreement shall not obligate Tocagen to provide any representations or warranties, or remedies for non‑conforming Product Component, with respect to Product Component manufactured by any Tocagen CMO beyond those representations, warranties and remedies provided by such Tocagen CMO to Tocagen for such Product Component, and Tocagen shall be entitled to all disclaimers of warranties, limitations of liability and other limitations on liability to which such Tocagen CMO is entitled with regard to supply of such Product Component, provided that all such representations, warranties and remedies provided by such Tocagen CMO are either enforceable by Apollo or enforced by Tocagen for the benefit of Apollo.  Tocagen shall have no obligation to amend or renegotiate any manufacturing and supply agreement with any Tocagen CMO for a Product Component existing at the Execution Date or at the time of negotiation of the Commercial Supply Agreement, except to the extent necessary to obligate such Tocagen CMO to manufacture such Product Component for use in the Territory in accordance with cGMP (as defined in this Agreement), nor shall Tocagen have any obligation to negotiate any new agreement with any Tocagen CMO for a Product Component.

(d)Transfer Price.  The transfer price for Product or any Product Component supplied by or on behalf of Tocagen shall be equal to […***…] percent ([…***…]%) of Tocagen’s Cost of Goods (the “Supply Price”).  The costs of freight, shipping and insurance costs for Product or Product Component delivered to Apollo (or any of its Affiliates or Sublicensees) are not included in the Supply Price, and Apollo shall directly pay for all such costs.

7.3Manufacturing by Apollo.

(a)General.  Subject to the terms and conditions of this Agreement, including this Section 7.3, Apollo shall have the […***…] right to manufacture Toca FC, including the active pharmaceutical ingredient thereof (“API”), in the Territory solely for use in the Field in the Territory in accordance with this Agreement.

(b)Manufacturing of Toca FC.  Within thirty (30) days following the Effective Date, Tocagen shall provide to Apollo true and complete copies of any documentation or records in the possession of Tocagen describing the manufacturing processes employed by or on behalf of Tocagen to manufacture Toca FC and API (the “Manufacturing Processes”), including master batch records, and other Tocagen Know-How in the possession of Tocagen (including Regulatory Filings and DMFs, except as expressly provided below) necessary to replicate the Manufacturing Processes as practiced by or on behalf of Tocagen (collectively, “Manufacturing Technology Documentation”), provided that, in the case of Regulatory Filings and DMFs within such Tocagen Know-How, Tocagen shall grant Apollo and/or its CMO(s) Rights of Reference to such Regulatory Filings and DMFs solely for the purpose of making or having made Toca FC solely for use and distribution as incorporated in Product in the Field in the Territory.  Apollo shall reimburse Tocagen for the out-of-pocket costs incurred by Tocagen in providing copies of such Manufacturing Technology Documentation or access to such Regulatory Filings and DMFs.  All copies of such Manufacturing Technology Documentation provided by Tocagen shall be provided in the same form and format as the originals, and Apollo shall be solely responsible for translation of such Manufacturing Technology Documentation from the original language into the Chinese language.  All Manufacturing Technology Documentation (including all copies thereof) shall constitute the Confidential Information of Tocagen.

(c)[…***…].

7.4Supply of Key Components, Starting Materials and Intermediates.  Effective as of the Effective Date, Tocagen shall, and it hereby does, grant to Apollo the right, and shall use Commercially Reasonable Efforts to assist Apollo, to procure and purchase any key components, starting materials and/or intermediates used by or on behalf of Tocagen in connection with the manufacture of Toca FC or API (collectively, “Raw Materials”), and subject to Section 7.3, from any qualified vendor from whom Tocagen is then directly procuring and purchasing such Raw Materials; provided, however, that Apollo acknowledges that if the Tocagen CMO(s) for Toca FC or API are responsible for procuring and purchasing any such Raw Material directly from qualified vendors for use in the manufacture of Toca FC or API, and Tocagen itself has no right to procure and purchase such Raw Material directly from such vendor, then Apollo shall be solely responsible for negotiating with such vendor(s), the Tocagen CMO(s) and/or Apollo’s CMO(s) for the supply of such Raw Material.  .

7.5Third Party Manufacturing.  Apollo may exercise any of its manufacturing rights with respect to Toca FC or API through one or more CMOs, subject to Section 13.5.  Apollo will use Commercially Reasonable Efforts to secure for Tocagen the right for Tocagen to participate in any and all audits and inspections performed by Apollo with respect to a CMO, and otherwise agrees to keep Tocagen reasonably informed of any and all audits or inspections of such CMO performed by Apollo or any Regulatory Authority.

7.6Supply of Product by Apollo.  In the event that Apollo (or its CMO(s)) manufactures Toca FC or API under this Agreement, upon Tocagen’s request, the Parties shall negotiate in good faith a definitive agreement for the supply of Toca FC or API by Apollo (or its CMO(s)) to Tocagen on commercially reasonable terms, provided that neither Party shall be obligated to enter into any such agreement.  The transfer price for Toca FC or API supplied under any such agreement shall be […***…].

Article 8
CERTAIN COVENANTS

8.1General Communications.  Each Party shall keep the other Party reasonably informed as to its progress and activities relating to the development, commercialization, marketing and promotion of Product in the U.S. (in the case of Tocagen) and in the Territory (in the case of Apollo), including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to the JDC at its meetings and as otherwise specified in this Agreement or reasonably requested by the other Party.

8.2Phase 3 Clinical Trial.  Following the Effective Date, Apollo and Tocagen shall evaluate and discuss in good faith the possible inclusion of one or more sites within the Territory for Tocagen’s global multicenter Phase 3 Clinical Trial of Product, provided that Tocagen shall have no obligation to include any such site in such trial.  If Tocagen, in its sole discretion, is willing to include one or more sites within the Territory in the trial, the inclusion of such site(s) shall be subject to Tocagen’s and Apollo’s joint assessment and selection of such sites based upon Tocagen’s then-existing selection and inclusion criteria, and the Parties shall take into consideration any feedback from the FDA, CFDA and other Regulatory Authorities relating to such selection and inclusion criteria.  The terms of any such inclusion of sites within the Territory would be negotiated in good faith by the Parties.

Article 9
PAYMENTS

9.1Upfront Payment.  In partial consideration of the rights and licenses granted by Tocagen to Apollo under this Agreement, Apollo shall pay to Tocagen, in accordance with Section 10.1, an upfront payment in the amount of Sixteen Million Dollars ($16,000,000) (the “Upfront Payment”), payable as follows:

(a)One million Dollars ($1,000,000) (the “Initial Installment”) no later than the Initial Installment Deadline; and

(b)One million Dollars ($1,000,000) (the “Final Installment”) no later than the Upfront Payment Deadline.

The Upfront Payment shall not be refundable under any circumstances and shall not be creditable against any future milestone payments, royalties or other payments by Apollo to Tocagen under this Agreement.  If: (i) Apollo has not made payment in full to Tocagen of the Initial Installment in accordance with Section 10.1 prior to the Initial Installment Deadline, then, at or after 12:00 a.m., Pacific Time, on the day that is eleven (11) calendar days after the Execution Date, Tocagen shall have the right to terminate this Agreement with immediate effect upon written notice to Apollo and ApolloBio; or (ii) Apollo makes payment in full to Tocagen of the Initial Installment prior to the Initial Installment Deadline but Apollo has not made payment in full to Tocagen of the Upfront Payment in accordance with Section 10.1 prior to the Upfront Payment Deadline, then, at or after 12:00 a.m., Pacific Time, on the day that is ninety-one (91) calendar days after the Execution Date, Tocagen shall have the right to terminate this Agreement with immediate effect upon written notice to Apollo and ApolloBio.

9.2Milestone Payments.

(a)Development Milestones.  In further consideration of the rights and licenses granted by Tocagen to Apollo under this Agreement, within thirty (30) days following the first achievement of each of the development milestone events set forth in the table below (each, a “Development Milestone Event”), Apollo shall provide Tocagen with written notice of such achievement and shall pay to Tocagen the corresponding non‑refundable, non‑creditable milestone payment set forth in such table (each, a “Development Milestone Payment”), except as otherwise specified in the final paragraph of this Section 9.2(a) with respect to Development Milestone Event No. 1, Development Milestone Event No. 3 and Development Milestone Event No. 6:

Development Milestone Event	Development Milestone Payment
1. Completion of enrolment of […***…] patients in Tocagen’s Toca 5 clinical trial (NCT02414165	[…***…] Dollars ($[…***…])
2. […***…]	[…***…] Dollars ($[…***…])
3. […***…]	[…***…] Dollars ($[…***…])
4. […***…]	[…***…] Dollars ($[…***…])
5. […***…]	[…***…] Dollars ($[…***…])
6. […***…]	[…***…] Dollars ($[…***…])

*	For purposes of this Section 9.2(a), if […***…].

Notwithstanding the first paragraph of this Section 9.2(a), Tocagen shall provide Apollo with written notice of the first achievement of each of Development Milestone Event No. 1 and Development Milestone Event No. 3, and Apollo shall pay Development Milestone Payment No. 1 and Development Milestone Payment No. 3, respectively, to Tocagen within thirty (30) days after receipt of such notice.  For clarity: (i) […***…]; and (ii) […***…]

[…***…].

(b)Commercial Milestones.  In further consideration of the rights and licenses granted by Tocagen to Apollo under this Agreement, within forty-five (45) days following the end of the first calendar year in which each of the commercial milestone events set forth in the table below (each, a “Commercial Milestone Event”) is first achieved, Apollo shall provide Tocagen with written notice of such achievement and shall pay to Tocagen the corresponding one-time, non‑refundable, non‑creditable milestone payment set forth in such table (each a “Commercial Milestone Payment”):

Commercial Milestone Event	Commercial Milestone Payment
1. First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed […***…] Dollars ($[…***…])	[…***…] Dollars ($[…***…])
2. First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed […***…] Dollars ($[…***…])	[…***…] Dollars ($[…***…])
3. First calendar year in which aggregate annual Net Sales of all Products in the Territory exceed […***…] Dollars ($[…***…])	[…***…] Dollars ($[…***…])

For clarity, it is understood that each Commercialization Milestone Payment shall be payable only once upon the first occurrence of the applicable Commercialization Milestone Event.  If more than one Commercial Milestone Event is achieved in any given calendar year, then the corresponding Commercial Milestone Payment for each such Commercial Milestone Event achieved in such calendar year shall be due and owing with respect to such calendar year.

9.3Royalty Payments to Tocagen.

(a)Royalties.  In further consideration of the rights and licenses granted to Apollo under this Agreement, Apollo shall pay to Tocagen royalties on increments of aggregate annual Net Sales of all Products in the Territory in each calendar year at the applicable rate(s) set forth below:

Increments of Aggregate Annual Net Sales of Products in the Territory	Royalty Rate
That portion of aggregate annual Net Sales of all Products in the Territory that is less than […***…] Dollars ($[…***…])	[…***…] Percent ([…***…]%)
That portion of aggregate annual Net Sales of all Products in the Territory that is equal to or greater than […***…] Dollars ($[…***…]) and less than […***…] Dollars ($[…***…])	[…***…] Percent ([…***…]%)
That portion of aggregate annual Net Sales of all Products in the Territory that is equal to or greater than […***…] Dollars ($[…***…]) and less than […***…] Dollars ($[…***…])	[…***…] Percent ([…***…]%)
That portion of aggregate annual Net Sales of all Products in the Territory that is equal to or greater than […***…] Dollars ($[…***…])	[…***…] Percent ([…***…]%)

For example, subject to the other provisions of this Section 9.3, in the event that aggregate annual Net Sales of all Products in the Territory in a calendar year are $500,000,000, then […***…].

(b)Royalty Term.  Royalties under Section 9.3(a) shall be payable on a Product-by-Product and Region-by-Region basis from the Effective Date until the latest of: (i) ten (10) years from First Commercial Sale of a Product in a Region; (ii) expiration of all Regulatory Exclusivity for such Product in such Region; and (iii) expiration of the last-to-expire Valid Claim of the Tocagen Patents and Joint Patents Covering the manufacture, use, sale, offer for sale or import of such Product in such Region (the “Royalty Term”); provided, however, that: (A) during any portion of the Royalty Term for a Product in a Region when no Valid Claim of the Tocagen Patents or Joint Patents Covers the manufacture, use, sale, offer for sale or import of such Product in such Region, but there is Regulatory Exclusivity for such Product in such Region, the royalties payable under Section 9.3(a) with respect to Net Sales of such Product in such Region shall be […***…]; and (B) during any portion of the Royalty Term for a Product in a Region when (1) no Valid Claim of the Tocagen Patents or Joint Patents Covers the manufacture, use, sale, offer for sale or import of such Product in such Region, and (2) there is no Regulatory Exclusivity for such Product in such Region, the royalties payable under Section 9.3(a) with respect to Net Sales of such Product in such Region shall be […***…].  On a Product-by-Product and Region-by-Region basis, upon expiration of the Royalty Term for a Product in a Region, Apollo’s License with respect to such Product in such Region shall become non‑exclusive, royalty‑free, fully-paid, irrevocable and perpetual.

(c)Generic Competition.  On a Product-by-Product and Region-by-Region basis, if, during any portion of Royalty Term for a Product in a Region (x) the expiration of all Regulatory Exclusivity for such Product in such Region and (y) expiration of the last-to-expire Valid Claim of the Tocagen Patents and Joint Patents Covering the manufacture, use, sale, offer for sale or import of such Product in such Region that Apollo has the right to enforce, one or more Generic Versions of such Product account for […***…] ([…***…]%) or more of aggregate unit sales of such Product and such Generic Version(s) in such Region in a calendar quarter, as determined by reference to applicable sales data obtained from a reputable independent source (e.g., IQVIA), then for the remainder of the Royalty Term for such Product in such Region, Apollo’s royalty payment obligations with respect to Net Sales of such Product in such Region shall be […***…].

(d)Royalty Stacking.  In the event that Apollo or its Affiliate or Sublicensee (as applicable) is required to obtain one or more licenses under issued and unexpired patents of Third Parties (excluding Sublicensees) that are necessary for the manufacture, use, sale, offer for sale or import of a Product in a Region (“Third Party Licenses”), […***…] percent ([…***…]%) of the royalties actually paid by Apollo or such Affiliate or Sublicensee (as applicable) under such Third Party Licenses with respect to sales of such Product in such Region for a calendar quarter will be creditable against the royalties payable by Apollo to Tocagen with respect to Net Sales of such Product in such Region for such calendar quarter; provided, however, that in no event will the royalties owed by Apollo to Tocagen hereunder with respect to Net Sales of such Product in such Region for such calendar quarter be reduced by more than […***…] percent ([…***…]%) as a result of any and all such credits in the aggregate, but any portion of the royalties paid under Third Party Licenses with respect to sales of such Product in such Region that Apollo would have been entitled to credit against royalties payable to Tocagen in the absence of the foregoing limitation on aggregate credits in any calendar quarter shall be carried over and applied against royalties payable to Tocagen in respect of such Product in such Region in subsequent calendar quarters until the full deduction is taken; and provided, further, that Apollo will not be entitled to credit any portion of royalties that are paid or payable by Apollo or its Affiliate or Sublicensee to any Third Party with respect to sales of a Combination Product in a Region solely by reason of the inclusion in such Combination Product of any Other Active.

(e)Royalty Floor.  In no event shall the effective royalty rate applicable to Net Sales of Products in the Territory be reduced by more than an aggregate of […***…] percent ([…***…]%) in any calendar quarter as a result of any and all reductions and credits pursuant to Section 9.3(b), Section 9.3(c) and Section 9.3(d) in the aggregate; provided that any portion of the royalties with respect to Net Sales of Products that Apollo would have been entitled to credit against royalties payable to Tocagen in the absence of the foregoing limitation on aggregate credits in any calendar quarter shall be carried over and applied against royalties payable to

Tocagen in respect of Net Sales of Products in the Territory in subsequent calendar quarters until the full deduction is taken.

(f)Payments/Reports.  All royalties under this Section 9.3 shall be calculated and reported for each calendar quarter and shall be paid within forty-five (45) days of the end of the calendar quarter.  Each payment of royalties shall be accompanied or preceded by a report specifying, on a Product-by-Product and Region-by-Region basis: (i) gross invoiced amounts for sales of Products by Apollo, its Affiliates and Sublicensees; (ii) amounts deducted by category from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; (iv) the details of any Net Sales adjustments for any Combination Product; (v) any applicable adjustments made pursuant to Section 9.3(b) or Section 9.3(c); (vi) details of any royalty credits taken pursuant to Section 9.3(d) on a Third Party License-by-Third Party License basis; (vii) the royalties payable; and (viii) the exchange rates used.

9.4Source of Payments; Conversion Approval.  With respect to any payment provided for in this Agreement (other than the Upfront Payment), either:

(a)to the extent that, at the time such payment becomes due, Apollo […***…]; or

(b)except as provided in the preceding subparagraph (a), Apollo shall […***…].

Apollo shall be solely responsible for ensuring that it has sufficient funds, and has obtained all required approvals of Apollo’s board or shareholders, to make all anticipated payments hereunder before they become due, and Apollo shall not be excused from making any such payment when due by reason of the need to raise capital or the need to obtain any required approval of Apollo’s board or shareholders.  Apollo shall take all commercially reasonable steps and use all commercially reasonable efforts and good faith to make all payments hereunder to Tocagen when due.  Subject to Apollo’s compliance with its obligations under Sections 2.2, 9.1, 10.1 and 10.4 and the foregoing provisions of this Section 9.4, and to Tocagen’s rights under Sections 2.2, 9.1 and 10.2, Tocagen agrees […***…].

Article 10
PAYMENTS; BOOKS AND RECORDS

10.1Payment Method.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a bank and account designated by Tocagen.

10.2Late Payments.  Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall accrue interest at (a) a rate per annum that is […***…] ([…***…]) basis points above the then-current prime rate quoted by Citibank N.A. in New York City, New York, USA, or (b) if lower, the maximum annual interest rate permitted by Applicable Law; in each case ((a) and (b)), for the period from the due date for payment until the date of actual payment, compounded annually and computed on the basis of a three hundred sixty-five (365) day year.  This Section 10.2 shall in no way limit any other remedies available to the Parties.  The payment of such interest shall not limit Tocagen from exercising any other rights it may have as a consequence of the lateness of any payment.

10.3Currency Conversion.  All amounts specified in this Agreement are in U.S. Dollars ($), and all payments by Apollo to Tocagen under this Agreement shall be paid in U.S. Dollars ($).  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which the amount applies as published by The Wall Street Journal, Internet Edition at www.wsj.com.

10.4Taxes.

(a)Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business.

(b)Subject to the remainder of this Section 10.4, any tax paid or required to be withheld by Apollo for the benefit of Tocagen on account of any royalties or other payments payable to Tocagen under this Agreement shall be deducted from the amount of royalties or other payments otherwise due.  Apollo shall secure and send to Tocagen proof of any such taxes withheld and paid by Apollo for the benefit of Tocagen, and shall, at Tocagen’s request, provide reasonable assistance to Tocagen in recovering such taxes.

(c)From and after such time (if ever) as Apollo is […***…], Apollo shall […***…].

(d)In any event, Apollo and Tocagen shall cooperate in good faith to minimize any deduction or withholding of any taxes from payments made by Apollo or its Affiliate (as applicable) to Tocagen hereunder.

(e)If Apollo is required by Applicable Laws to withhold or deduct any tax from any other payment to Tocagen under this Agreement, and such withholding or deduction obligation arises as a result of any action by Apollo after the Effective Date, including assignment or sublicense, any change in Apollo’s tax residency, any change in the entity that originates the payment, or any failure on the part of Apollo to comply with Applicable Laws, including filing or record retention requirements (each, an “Apollo Tax Action”), then the sum payable by Apollo to Tocagen shall be increased to the extent necessary to ensure that Tocagen receives a sum equal to the sum which Tocagen would have received had no such Apollo Tax Action occurred.

10.5Records; Inspection.

(a)Tocagen Territory-Specific Costs.  During the conduct of any Territory-Specific Development Support Activity and for a period of […***…] ([…***…]) years thereafter, Tocagen shall keep complete and accurate records pertaining to Tocagen Territory-Specific Costs for Territory-Specific Development Support Activities in sufficient detail to permit Apollo to confirm the calculation of Tocagen Territory-Specific Costs.  Apollo shall have the right to cause an independent, certified public accountant reasonably acceptable to Tocagen to audit such records to confirm Tocagen Territory-Specific Costs for Territory-Specific Development Support Activities for a period covering not more than the preceding […***…] ([…***…]) years.  Tocagen may require such accountant to execute a reasonable confidentiality agreement with Tocagen prior to commencing the audit.  Such audits may be conducted during normal business hours upon reasonable prior written notice to Tocagen, but no more frequently than once per year.  No accounting period of Tocagen shall be subject to audit more than one time by Apollo.  The auditor will send a copy of the report (which shall be in English) to Apollo at the same time it is sent to Tocagen.  The report sent to both Parties will include the methodology and calculations used to determine the results.  Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit.  Apollo shall bear the full cost of such audit unless such audit discloses an overstatement by Tocagen of Tocagen Territory-Specific Costs of the lesser of (i) […***…] percent ([…***…]%) or more of the amount of Tocagen Territory-Specific Costs actually incurred for the period audited, or (ii) $[…***…], in either of which cases Tocagen shall bear the full cost of such audit.

(b)Net Sales, Royalties and Commercial Milestone Payments.  During the Term and for a period of […***…] ([…***…]) years thereafter, Apollo shall keep, and shall cause its Affiliates and Sublicensees to keep, full and accurate books and records pertaining to the sale or other disposition of Products by Apollo, its Affiliates and Sublicensees in sufficient detail to permit Tocagen to confirm the accuracy of all payments due hereunder.  Tocagen shall have the right to cause an independent, certified public accountant reasonably acceptable to Apollo to audit such records to confirm Net Sales, royalties, Commercial Milestone Payments and the timing of achievement of Commercial Milestone Events for a period covering not more than the preceding […***…] ([…***…]) years.  Apollo may require such accountant to execute a reasonable confidentiality agreement with Apollo prior to commencing the audit.  Such audits may be conducted during normal business hours upon reasonable prior written notice to Apollo, but no more frequently than once per year.  No accounting period of Apollo shall be subject to audit more than one time by Tocagen.  The auditor will send a copy of the report (which shall be in English) to Tocagen at the same time it is sent to Apollo.  The report sent to both Parties will include the methodology and calculations used to determine the results.  Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit.  Tocagen shall bear the full cost of such audit unless such audit discloses an underpayment by Apollo of […***…] percent ([…***…]%) or more of the amount of payments due under this Agreement for the period audited.

Article 11
CONFIDENTIALITY

11.1Confidential Information.  Except as expressly provided in this Agreement, each Party agrees that, during the Term and for […***…] ([…***…]) years thereafter, such Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement or under the Prior CDA (collectively, “Confidential Information”), whether before or after the Effective Date, and whether in written, electronic, oral, visual, graphic or any other form.  The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement.  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives (“Representatives”) do not publish or disclose or make any unauthorized use of the Confidential Information.  The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information by the Receiving Party, its Affiliates or their respective Representatives.  Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party can prove by competent evidence:

(a)was already known by the Receiving Party, other than under an obligation of confidentiality, prior to the time of receiving such information from the Disclosing Party, as evidenced by its pre‑existing written records;

(b)is, as of the Execution Date, or thereafter becomes, generally known or available to the public, other than through any act or omission of the Receiving Party in breach of this Agreement;

(c)was subsequently lawfully disclosed to the Receiving Party on a non‑confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or

(d)is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of or reference to Confidential Information furnished by the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records.

11.2Permitted Disclosures.  Notwithstanding the provisions of Section 11.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)filing or prosecuting Patents as permitted by this Agreement;

(b)enforcing the Receiving Party’s rights under this Agreement or performing its obligations under this Agreement;

(c)prosecuting or defending litigation as permitted by this Agreement;

(d)complying with applicable court orders, Applicable Law, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)disclosure in Regulatory Filings that the Receiving Party has the right to make under this Agreement;

(f)disclosure to the Receiving Party’s Affiliates, to actual or potential licensees or sublicensees (including Sublicensees), and to the Receiving Party’s Representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Article XI;

(g)in the case of Tocagen, disclosure to Siemens to the extent required to comply with the Siemens Agreement; and

(h)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 11.2(c) or

Section 11.2(d), it shall, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such required disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any lawful efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to contest such disclosure, to obtain a protective order for the Confidential Information required to be disclosed, or to secure other confidential treatment of such Confidential Information.  Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 11.2 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 11.2, such information becomes generally known or available.  In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

11.3Confidential Terms.  Except as otherwise provided in this Article XI, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement that are made public in accordance with Section 11.6 or to the extent such disclosure is permitted under Section 11.2.

11.4Use of Names.  Except as expressly permitted by this Agreement, neither Party shall mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates in any publication, press release, marketing and promotional material or other form of publicity in connection with this Agreement or activities hereunder without the prior written approval of such other Party.  The restrictions imposed by this Section 11.4 shall not prohibit either Party from (a) making any disclosure identifying the other Party or its Affiliates to the extent required in connection with the exercise of such Party’s rights or the performance of such Party’s obligations under this Agreement and (b) making any disclosure identifying the other Party or its Affiliates that is required by Applicable Law or the rules of a stock exchange on which the securities of such Party are listed.

11.5Publication of Product Information.  Each Party recognizes that the publication by Apollo and its Affiliates and Sublicensees, such as by public oral presentation, manuscript or abstract, of the results of their development activities, including clinical trials, with respect to Product may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information of Tocagen.  Accordingly, Tocagen shall have the right to review and comment on any material proposed for public oral presentation or publication by Apollo that includes Data or results of Apollo’s, its Affiliates’ and Sublicensees’ development activities and/or includes Confidential Information of Tocagen.  Before any such material is submitted for publication, Apollo shall deliver a complete copy to Tocagen at least […***…] ([…***…]) days prior to submitting the material to a publisher or initiating any other disclosure.  Tocagen shall review any such material and give its comments to Apollo within […***…] ([…***…]) days of the delivery of such material to Tocagen.  With respect to public oral presentation materials and abstracts, Tocagen shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Apollo with appropriate comments, if any, but in no event later than […***…] ([…***…]) days from the date of delivery to Tocagen.  Apollo shall comply with Tocagen’s request to delete references to Tocagen’s Confidential Information in any such material.  In addition, if any such publication contains patentable subject matter, then at Tocagen’s request, Apollo shall either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional […***…] ([…***…]) days so that appropriate patent applications may be prepared and filed.

11.6Public Announcements.

(a)The Parties have agreed upon the content of a joint press release which shall be issued substantially in the form attached hereto as Exhibit 11.6(a), and the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement.  Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed.  The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement prior to public release.  In the case of press releases or other public communications required to be made by Applicable Law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement.  Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 11.6(a); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

(b)Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 11.6(a) or as permitted by Section 11.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 11.6(a) or as permitted by Section 11.3 or (B) non‑public information about the other Party.

(c)The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Law, including disclosure requirements of the SEC, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided, further, that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

11.7Prior Non-Disclosure Agreements.  Upon execution of this Agreement, the terms of this Article XI shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including without limitation […***…].  Any information disclosed under such prior agreements by Tocagen shall be deemed disclosed by Tocagen under this Agreement, and any information disclosed under such prior agreements by ApolloBio shall be deemed disclosed by Apollo under this Agreement.

Article 12
INTELLECTUAL PROPERTY

Notwithstanding any provision of this Article XII to the contrary, this Article XII shall not apply in any respect to any Siemens Licensed IP (as such term is defined in the Siemens Agreement).

12.1Ownership of Inventions.

(a)General.  Apollo shall solely own all Apollo Inventions.  Tocagen shall solely own all Tocagen Inventions.  The Parties shall jointly own all Joint Inventions.

(b)Joint Inventions.  Subject to the terms and conditions of this Agreement, and except to the extent that a Party has granted the other Party an exclusive license under such Party’s joint ownership interest in Joint Inventions and Joint Patents, each Party shall have the right to practice, and to grant licenses under, such Party’s own joint ownership interest in Joint

Inventions and Joint Patents without the other Party’s consent, and shall have no duty to account to the other Party for such practice or license, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.

12.2Prosecution.

(a)Tocagen Patents.  To the extent possible under Applicable Laws governing the prosecution and maintenance of Patents in the Territory, as promptly as reasonably practicable after the Effective Date, Tocagen shall use reasonable efforts to separate Product-Specific Claims contained in pending patent applications within the Tocagen Patents as of the Effective Date into Tocagen Product-Specific Patents by filing appropriate divisionals, continuations or otherwise, and the reasonable and documented costs and expenses incurred by Tocagen in connection therewith shall be shared equally by the Parties in accordance with Section 12.2(a)(ii).  In the event Tocagen determines, in good faith and upon advice of outside patent counsel, that it is not practicable or not consistent with Applicable Laws and patent office requirements to separate Product-Specific Claims contained in pending patent applications within the Tocagen Patents as of the Effective Date into Tocagen Product-Specific Patents, or that separating such Product-Specific Claims is against the parties’ mutual interest in establishing strong patent protection for Product in the Territory, Tocagen shall promptly inform Apollo thereof, and the parties and their respective patent counsel shall promptly confer and attempt in good faith to agree on a course of action, provided that Tocagen shall have final decision-making authority to determine the course of action.  In addition, with respect to any patent application proposed to be filed by Tocagen in the Territory after the Effective Date that would contain any Product-Specific Claim to any invention made solely by Tocagen (including any Tocagen Invention) after the Effective Date, Tocagen shall […***…].  In the event Tocagen determines, […***…], Tocagen shall promptly inform Apollo thereof, and the parties and their respective patent counsel shall promptly confer and attempt in good faith to agree on a course of action, provided that Tocagen shall have final decision-making authority to determine the course of action.

(i)Tocagen Patents Other Than Tocagen Product-Specific Patents.  Tocagen shall have the sole right, but not the obligation, to Prosecute the Tocagen Patents other than the Tocagen Product-Specific Patents in any jurisdiction in the world (including the Territory), at its sole cost and expense and using counsel of its own choice.

(ii)Tocagen Product-Specific Patents.  Tocagen shall have the first right, but not the obligation, to Prosecute the Tocagen Product-Specific Patents in the Territory, using counsel reasonably acceptable to Apollo.  Tocagen’s reasonable out-of-pocket costs and expenses for Prosecution of the Tocagen Product-Specific Patents in the Territory incurred from and after the Effective Date shall be […***…].  Tocagen shall consult with Apollo as to the Prosecution of Tocagen Product-Specific Patents reasonably prior to any deadline or action with any patent office in the Territory, shall furnish to Apollo copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith all reasonable requests or suggestions of Apollo with respect to such drafts or with respect to strategies for Prosecuting any such Tocagen Product-Specific Patents (provided that any decision with respect to the Prosecution of Tocagen Product-Specific Patents shall be made by Tocagen, in its reasonable discretion).  Tocagen shall keep Apollo reasonably informed of progress with regard to the Prosecution of Tocagen Product-Specific Patents and shall provide to Apollo copies of all material patent office submissions within a reasonable amount of time (but not more than thirty (30) days) following submission thereof by Tocagen.  In the event that Tocagen seeks to abandon or cease the Prosecution of any Tocagen Product-Specific Patent in the Territory, Tocagen shall provide reasonable prior written notice to Apollo of such intention to abandon or cease such Prosecution (which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Tocagen Patent in the relevant patent office in the Territory).  In such case, at Apollo’s request, Tocagen shall consider in good faith permitting Apollo to assume responsibility for Prosecution of such Tocagen Product-Specific Patent.

(b)Joint Patents.  Tocagen shall have the first right, but not the obligation, to control and manage the Prosecution of all Joint Patents throughout the world, at its sole cost and expense and by counsel of its own choice.  Tocagen shall consult with Apollo as to the Prosecution of Joint Patents reasonably prior to any deadline or action with any patent office, shall furnish to Apollo copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith all reasonable requests or suggestions of Apollo with respect to such drafts or with respect to strategies for Prosecuting any such Joint Patents.  The Parties shall attempt in good faith to reach mutual agreement as to all matters concerning strategies for Prosecuting Joint Patents.  Tocagen shall keep Apollo reasonably informed of progress with regard to the Prosecution of Joint Patents, shall provide to Apollo copies of all material patent office submissions within a reasonable amount of time (but not more than thirty (30) days) following submission thereof by Tocagen.  In the event that Tocagen desires to abandon or cease the Prosecution of any Joint Patent in any country, Tocagen shall provide reasonable prior written notice to Apollo of such intention to abandon (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office).  In such case, at Apollo’s sole discretion, upon written notice to Tocagen from Apollo, Apollo may elect to continue the Prosecution of any such Joint Patent, at its sole cost and expense and by counsel of its own choice.

(c)Cooperation.  Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution of the Tocagen Patents and Joint Patents

undertaken by such other Party pursuant to this Section 12.2, including: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 12.1, and Patents claiming such Inventions, and to enable the other Party to Prosecute Tocagen Patents or Joint Patents as permitted by Section 12.2(a) or Section 12.2(b), respectively; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution of any Tocagen Product-Specific Patent or Joint Patent.  Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 12.2.

12.3Defense of Third Party Infringement Claims.  If Product or a Party becomes the subject of a Third Party’s claim or assertion of infringement of the Patents of a Third Party relating to the manufacture, use, sale, offer for sale or importation of Product in the Field in the Territory (each, a “Third Party Infringement Claim”), the Party first having notice of the Third Party Infringement Claim shall promptly notify the other Party in writing.  Tocagen shall have the sole right to control the defense of any Third Party Infringement Claim involving alleged infringement of Third Party rights by Tocagen’s activities at its own expense and by counsel of its own choice, and Apollo shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Apollo shall have the sole right to control the defense of any Third Party Infringement Claim involving alleged infringement of Third Party rights by Apollo’s activities at its own expense and by counsel of its own choice, and Tocagen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party shall enter into any settlement of any Third Party Infringement Claim: (i) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld; or (ii) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion. Enforcement.Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of any Tocagen Patent or Joint Patent of which it becomes aware or of any action or threatened action seeking a declaratory judgment of non‑infringement of a Tocagen Patent or Joint Patent of which it becomes aware.

(b)Tocagen Patents.

(i)Tocagen Patents Other Than Tocagen Product-Specific Patents.  Tocagen shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement anywhere in the world of any Tocagen Patent other than a Tocagen Product-Specific Patent, at its own expense and by counsel of its own choice.  With respect to any action or proceeding with respect to Competitive Infringement in the Field in the Territory of any Tocagen Patent other than a Tocagen Product-Specific Patent, Tocagen shall keep Apollo reasonably informed of the progress of any such action or proceeding, but Apollo shall not have the right to be represented, or otherwise participate, in such action or proceeding without the prior written consent of Tocagen, which Tocagen may withhold in its sole discretion.

(ii)Tocagen Product-Specific Patents.  Apollo shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to Competitive Infringement in the Field in the Territory of any Tocagen Product-Specific Patent, at its own expense and by counsel of its own choice. and Tocagen shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. If Apollo fails to bring any such action or proceeding within (i) […***…] ([…***…]) days following a written request by Tocagen to do so, or (ii) […***…] ([…***…]) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Tocagen shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Apollo shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Tocagen shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Tocagen Product-Specific Patent, other than Competitive Infringement in the Field in the Territory, at its own expense and by counsel of its own choice; provided that Tocagen shall keep Apollo reasonably informed of the progress of any such action or proceeding in the Field in the Territory.

(c)Joint Patents.  Apollo shall have the first right, but not the obligation, to bring and control any action or proceeding to enforce any Joint Patent with respect to Competitive Infringement in the Field in the Territory, at its own expense and by counsel of its own choice, and Tocagen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Tocagen shall have the first right, but not the obligation, to bring and control any action or proceeding to enforce any Joint Patent with respect to (1) Competitive Infringement outside the Field in the Territory, or (2) Competitive Infringement outside of the Territory, in each case, at its own expense and by counsel of its own choice, and Apollo shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If the Party having the first right to bring and control any action or proceeding to enforce any Joint Patent under this Section 12.4(c) (the “First Party”) fails to bring and control any such action or proceeding within (i) […***…] ([…***…]) days following a written request by the other Party to do so, or (ii) […***…] ([…***…]) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then the other Party shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and the First Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  In the case of infringement of a Joint Patent, other than Competitive Infringement, the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties.

(d)Cooperation.  In the event a Party brings an infringement action in accordance with this Section 12.4 (such Party, the “Enforcing Party”), the other Party shall cooperate fully, at the Enforcing Party’s request and expense, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  The Enforcing Party shall not enter into any settlement or compromise of any action under this Section 12.4: (i) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed; (ii) that would impose any cost or liability on the other Party without the written consent of such other Party; or (iii) that would admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(e)Recoveries.  Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 12.4(b)(i), 12.4(b)(ii) or 12.4(c), whether by way of settlement or otherwise, shall first be used first to reimburse […***…]; provided, however, that:

(i)any Remainder of a recovery realized by Tocagen as a result of any action brought and controlled by Tocagen pursuant to Section 12.4(b)(i) that is specifically attributable to Competitive Infringement in the Field in the Territory of any Tocagen Patent, other than a Tocagen Product-Specific Patent, […***…];

(ii)any Remainder of a recovery realized by Apollo as a result of any action brought and controlled by Apollo pursuant to Section 12.4(b)(ii) that is specifically attributable to Competitive Infringement in the Field in the Territory of a Tocagen Product-Specific Patent […***…];

(iii)any Remainder of a recovery realized by Apollo as a result of any action brought and controlled by Apollo pursuant to Section 12.4(c) that is specifically attributable to Competitive Infringement in the Field in the Territory of any Joint Patent shall be […***…]; and

(iv)any Remainder of a recovery realized as a result of any action brought and controlled pursuant to Section 12.4(c) that is not specifically attributable to Competitive Infringement in the Field in the Territory of any Joint Patent shall be allocated as mutually agreed by the Parties.

12.5Patent Marking.  Apollo shall mark (or cause to be marked) Product marketed and sold hereunder with appropriate Tocagen Patent numbers or indicia to the extent required by Applicable Law.

Article 13
REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1Mutual Representations and Warranties.  Each Party represents and warrants to the other Party, and ApolloBio represents and warrants to Tocagen, that, as of the Execution Date:

(a)it is duly organized and validly existing under Applicable Law of the jurisdiction of its incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, including any required approval of this Agreement, and the execution, delivery and performance of this Agreement, by such Party’s board of directors (or equivalent governing body) and shareholders (or other holders of equity interests in such Party).  Without limiting the generality of the foregoing, ApolloBio represents and warrants to Tocagen that ApolloBio has obtained all required approvals of Apollo’s shareholders with respect to payment in full of the Upfront Payment in accordance with Sections 2.2, 9.1, 10.1 and 10.4;

(c)this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law;

(d)it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement; and

(e)neither such Party nor any of its Affiliates is debarred under Applicable Law in the United States, including 21 U.S.C. §335a, or comparable Applicable Law outside of the United States.

13.2Representations and Warranties of Apollo.  Apollo represents and warrants to Tocagen that, as of the Execution Date, Apollo has not granted to any of its Affiliates or to any Third Party any license or other right that would conflict with the licenses and rights granted to Tocagen hereunder.

13.3Representations and Warranties of Tocagen.  Tocagen represents and warrants to Apollo that, as of the Execution Date:

(a)Exhibit 1.92 attached hereto contains a true and complete list of the existing Tocagen Patents in the Territory as of the Execution Date (the “Existing Patents”),

provided that the term “Existing Patents” specifically excludes any Patent that is licensed to Tocagen by Siemens under the Siemens Agreement;

(b)Tocagen is the sole owner of the Existing Patents;

(c)it has not granted to any of its Affiliates or to any Third Party any license or other right that would conflict with the licenses and rights granted to Apollo hereunder;

(d)to Tocagen’s knowledge, the claims of the issued patents within the Existing Patents are valid and enforceable, and Tocagen has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the enforceability or validity of the claims of the issued patents within the Existing Patents;

(e)Tocagen has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of Product or Product Component infringes or would infringe the patent or other intellectual property rights of any Third Party;

(f)Tocagen is […***…];

(g)Tocagen is not a party to any legal action, suit or proceeding relating to Tocagen Technology, Product or Product Component;

(h)the Existing Patents represent all Patents in the Territory Controlled by Tocagen as of the Execution Date that are necessary for the manufacture, use, sale, offer for sale or import of Product or Product Component in the Field in the Territory, provided that the foregoing representation and warranty is limited to Product and Product Components in the forms and formulations manufactured and used by Tocagen as of the Execution Date;

(i)there are no claims, judgments, or settlements in effect against, or amounts with respect thereto owed by, Tocagen relating to the Existing Patents or the Tocagen Know-How existing as of the Execution Date, and Tocagen is not a party to any legal action, suit or proceeding relating to the Existing Patents, the Tocagen Know-How existing as of the Execution Date, Product or Product Component;

(j)to Tocagen’s knowledge, no person is infringing the issued patents within the Existing Patents, or misappropriating the Tocagen Know-How existing as of the Execution Date;

(k)a true, correct and complete (except for redactions of financial terms) copy of the Siemens Agreement has been made available to Apollo;

(l)the Siemens Agreement is in full force and effect, and it has not received written notice of any actual or alleged breach of, or default under, the Siemens Agreement, or any intent to terminate the Siemens Agreement;

(m)all tangible or recorded information and Data provided by or on behalf of Tocagen to Apollo related to Product on or before the Execution Date in contemplation of this Agreement […***…]; and

(n)the development and manufacture of Product prior to the Execution Date have been conducted by Tocagen and, to its actual knowledge, its Third Party contractors, in compliance in all material respects with Applicable Law, including (to the extent applicable) cGMP.

For clarity, and notwithstanding the foregoing or any other provision of this Agreement to the contrary, Tocagen makes no representations or warranties with respect to any Siemens Licensed IP (as such term is defined in the Siemens Agreement), and, without limiting the generality of Section 13.7, Tocagen hereby disclaims any and all representations and warranties of any kind, express or implied, with respect to any Siemens Licensed IP, including, but not limited to, warranties of design, merchantability, fitness for a particular purpose, non-infringement of the intellectual property rights of Third Parties, or arising from a course of dealing, usage or trade practices.

13.4Covenants.

(a)Mutual Covenants.  Each Party hereby covenants to the other that:

(i)it shall (1) not knowingly use in any capacity, in connection with the performance of its obligations under this Agreement, any individual or entity who or that has been debarred or suspended under 21 U.S.C. §335(a) or §335(b) or any foreign equivalent thereof, or who is the subject of a conviction described in such section or any foreign equivalent thereof, and (2) inform the other Party in writing immediately upon becoming aware if it or any individual or entity who or that is performing activities hereunder on its behalf is debarred, suspended or is the subject of a conviction described in 21 U.S.C. §335(a) or §335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment or conviction;

(ii)it shall not grant during the Term any right to any of its Affiliates or any Third Party which would conflict with the rights granted by it to the other Party hereunder;

(iii)neither such Party nor any of its Affiliates will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, directly or indirectly through Affiliates or Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement;

(iv)neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws or Export Control Laws; and

(v)such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.

(b)Tocagen Covenants.  Tocagen covenants to Apollo that Tocagen shall (i) comply with all terms and conditions of the Siemens Agreement relating to Tocagen’s rights to Siemens Licensed IP (as such term is defined in the Siemens Agreement), (ii) not voluntarily terminate any of Tocagen’s licenses or rights to Siemens Licensed IP; (iii) […***…], or (iv) […***…], except in each case (i)-(iv) […***…].  Notwithstanding the foregoing, if […***…].

13.5Performance by Affiliates, Sublicensees and Third Party Contractors.  The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, Third Party contractors (including CROs and CMOs), or, in the case of Apollo and subject to Section 3.2, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting, and (b) each such Affiliate, Third Party contractor, and, in the case of Apollo, Sublicensee, undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are at least as stringent as those undertaken by the Parties pursuant to Article XI; and provided, further, that each such Third Party contractor agrees in writing to assign to the contracting Party any and all Inventions generated or made by such contractor in the course of performing the contracted activities (subject to reasonable and customary exceptions for improvements to such Third Party contractor’s pre‑existing proprietary technology that it uses in performing such activities, or technology of broad applicability that such Third Party contractor uses for multiple clients or customers, provided, in each case, that such improvements do not use or incorporate Confidential Information of either Party), so that the contracting Party can comply with its obligations under this Agreement.  Each Party shall at all times be fully responsible for the performance and payment of its Affiliates, Third Party contractors and, in the case of Apollo, Sublicensees.

13.6ApolloBio Guarantee.  ApolloBio hereby guarantees, and shall be liable for, the […***…] performance by Apollo (including any amounts payable hereunder) of Apollo’s obligations under Article IX of this Agreement (the “Guaranteed Obligations”).  ApolloBio shall execute such instruments and other documents, and shall take such other actions, as Tocagen may reasonably request to give full effect to its obligations under this Section 13.6, including, without limitation, registering ApolloBio’s obligations under this Section 13.6 with the State Administration of Foreign Exchange or other governmental authorities if required by the Applicable Law in the People’s Republic of China. In the event that the obligations of ApolloBio are unenforceable against ApolloBio due to violation of the applicable foreign exchange control or other laws or regulations of PR China, ApolloBio agrees to enter into an alternative arrangement with Tocagen such that the Guaranteed Obligations are fully satisfied, including, for example, through the assignment of the Guaranteed Obligations to an Affiliate of ApolloBio acceptable to Tocagen.

13.7DISCLAIMER.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY TOCAGEN AND APOLLO HEREUNDER ARE PROVIDED “AS IS.”  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

Article 14
INDEMNIFICATION

14.1Indemnification of Tocagen.  Apollo shall indemnify, defend and hold harmless each of Tocagen, its Affiliates and their respective directors, officers and employees (the “Tocagen Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including, reasonable attorneys’ fees and other expenses of litigation (collectively, “Liabilities”), to which any Tocagen Indemnitee may become subject as a result of any claims, actions, suits or proceedings brought by a Third Party (each, a “Third Party Claim”) arising from or relating to: (a) the practice by Apollo or any of its Affiliates or Sublicensees of the License, (b) the research, development, manufacture, use, marketing, distribution, importation, handling, storage, sale or other disposition of Product by or on behalf of Apollo or any of its Affiliates or Sublicensees (other than by Tocagen or any of its Affiliates on behalf of Apollo), (c) the breach by Apollo of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Apollo herein), or (d) the gross negligence or willful misconduct of any Apollo Indemnitee (defined below); except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Tocagen Indemnitee or the breach by Tocagen of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Tocagen herein).

14.2Indemnification of Apollo.  Tocagen shall indemnify, defend and hold harmless each of Apollo, its Affiliates and Sublicensees and their respective directors, officers and employees (the “Apollo Indemnitees”) from and against any and all Liabilities to which any Apollo Indemnitee may become subject as a result of any Third Party Claim arising from or relating to: (a) the practice by Tocagen or any of its Affiliates or sublicensees of the license granted to Tocagen under Section 3.3; (b) the research, development, manufacture, use, marketing, distribution, importation, handling, storage, sale or other disposition of Product by or on behalf of Tocagen or any of its licensees or sublicensees (other than Apollo or any of its Affiliates or Sublicensees), (c) the breach by Tocagen of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Tocagen herein), or (d) the gross negligence or willful misconduct of any Tocagen Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Apollo Indemnitee or the breach by Apollo of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Apollo herein).

14.3Procedure.  A Party that intends to claim indemnification under this Article XIV (the “Indemnitee”) with respect to any Third Party Claim shall: (a) notify the other Party (the “Indemnitor”) in writing of such Third Party Claim as soon as reasonably practicable after it receives notice of such Third Party Claim (it being understood that the Indemnitee’s failure to deliver written notice of such Third Party Claim to the Indemnitor within a reasonable time after the Indemnitee receives notice of such Third Party Claim, shall relieve the Indemnitor of its indemnification obligations under Section 14.1 or Section 14.2, as applicable, with respect to such Third Party Claim only to the extent such failure is prejudicial to the Indemnitor’s ability to defend such Third Party Claim); (b) permit the Indemnitor to assume direction and control of the defense of the Third Party Claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnitee; and (c) cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of the Third Party Claim, as requested by the Indemnitor (at the expense of the Indemnitor).  If the Indemnitor does not assume control of such defense within fifteen (15) days after receiving notice of the Third Party Claim from the Indemnitee, the Indemnitee shall control such defense and, without limiting the Indemnitor’s indemnification obligations, the Indemnitor shall reimburse the Indemnitee for all documented costs, including reasonable attorney fees, incurred by the Indemnitee in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnitee.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnitee shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnitor shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto, that imposes any liability or obligation on the Indemnitee or that acknowledges fault by the Indemnitee; in each case, without the prior written consent of the Indemnitee.

14.4Insurance.  Each Party, at its own expense, shall obtain and maintain, during the Term and for […***…] ([…***…]) years thereafter, reasonable insurance, including commercial general liability insurance, worker’s compensation insurance and product liability insurance, at levels adequate to cover its obligations hereunder and consistent with industry standards.  Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance).  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article XIV or otherwise.

14.5Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, EXCEPT IN THE CASE OF BREACH OF ARTICLE XI ABOVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 14.5 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE XIV WITH RESPECT TO THIRD PARTY CLAIMS.

Article 15
TERM AND TERMINATION

15.1Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 2.2 or this Article XV, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for any and all Products (the “Term”).

15.2Termination for Cause.

(a)Material Breach.

(i)Each Party shall have the right to terminate this Agreement in the event of material breach of this Agreement by the other Party upon sixty (60) days’ (or, with respect to any payment breach, ten (10) days’) written notice to the other Party demanding cure of the breach.  Any such termination shall become effective at the end of such sixty (60)‑day (or ten (10)‑day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period; provided, however, that any right to terminate this Agreement pursuant to this Section 15.2(a)(i) shall be stayed and the cure period tolled in the event that, during the applicable cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article XVI with respect to the alleged breach, which stay and tolling shall continue until thirty (30) days after such dispute has been resolved in accordance with Article XVI.

(ii)For clarity, in the event of material breach of this Agreement by Tocagen that is not cured within the applicable notice period set forth in Section 15.2(a)(i), Apollo, at its sole discretion, may either:

(A)terminate this Agreement in accordance with Section 15.2(a)(i) (in addition to pursuing any remedy that may be available to Apollo at law or in equity as a result of Tocagen’s breach of this Agreement); or

(B)elect (1) not to terminate this Agreement, (2) to retain the License, subject to all terms and conditions hereof, and (3) pursue any remedy that may be available to Apollo at law or in equity as a result of Tocagen’s breach of this Agreement, without prejudice to Apollo’s right to terminate this Agreement at a later date pursuant to Section 15.2(a)(i) (for that uncured material breach or any other uncured material breach of this Agreement by Tocagen) or pursuant to Section 15.3.

(b)Patent Challenge.  Tocagen shall have the right to terminate this Agreement immediately upon written notice to Apollo if Apollo or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Tocagen Patent in the Territory (each, a “Challenge”).  For the avoidance of doubt, Challenge does not include Apollo or its Affiliates or Sublicensees (i) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (ii) complying with any Applicable Law or a court order.

15.3Termination for Convenience.  Apollo may terminate this Agreement in its entirety at any time upon ninety (90) days’ prior written notice to Tocagen.  Within ten (10) days after delivery of written notice pursuant to this Section 15.3, the JDC shall convene to discuss transition planning, subject to Section 15.4(c)(iv).

15.4Effects of Expiration or Termination.

(a)Expiration.  Upon expiration (but not earlier termination) of this Agreement in accordance with Section 15.1: (i) the License shall automatically become non‑exclusive, fully‑paid, royalty‑free, irrevocable and perpetual; (ii) the license granted by Apollo to Tocagen pursuant to Section 3.3 shall automatically become worldwide both within and outside the Field, but shall be non‑exclusive in the Field in the Territory; and (iii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 15.3 or in Section 15.5.

(b)Termination by Apollo Pursuant to Section 15.2(a)(i).  Solely in the event of termination of this Agreement by Apollo pursuant to Section 15.2(a)(i): (i) the License shall automatically terminate and revert to Tocagen (it being understood that Apollo may, instead of terminating this Agreement in such circumstances, elect to retain its License and pursue its remedies against Tocagen for Tocagen’s breach of this Agreement as described in Section 15.2(a)(ii)(B)); (ii) the license granted by Apollo to Tocagen pursuant to Section 3.3 shall survive such termination; and (iii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 15.3 or in Section 15.5.

(c)Termination by Tocagen Pursuant to Section 15.2(a) or 15.2(b) or by Apollo Pursuant to Section 15.3.  Solely in the event of termination of this Agreement by Tocagen pursuant to Section 15.2(a) or Section 15.2(b), or termination of this Agreement by Apollo pursuant to Section 15.3, the following provisions shall apply:

(i)the License shall automatically terminate and revert to Tocagen;

(ii)the license granted by Apollo to Tocagen pursuant to Section 3.3 shall automatically become worldwide and exclusive both within and outside the Field;

(iii)as promptly as practicable (and in any event within forty-five (45) days) after such termination, Apollo shall: (A) to the extent not previously provided to Tocagen, deliver to Tocagen true, correct and complete copies of all Product Filings in the Field in the Territory (in each case, whether held in the name of Apollo, its Affiliate or a Sublicensee), and disclose to Tocagen all previously-undisclosed Apollo Know-How; (B) transfer or assign, or cause to be transferred or assigned, to Tocagen or its designee (or to the extent not so assignable, take all reasonable actions to make available to Tocagen or its designee the benefits of all Product Filings in the Field in the Territory (in each case, whether held in the name of Apollo, its Affiliate or a Sublicensee); (C) assign to Tocagen or its designee all Apollo Product Marks; and (D) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 15.4(c)(iii) to Tocagen;

(iv)Apollo shall, as directed by Tocagen, either promptly wind-down any ongoing development activities with respect to Product in the Field in the Territory in an orderly fashion or promptly transition such development activities to Tocagen or its designee; in each case, with due regard for patient safety and in compliance with all Applicable Law and international guidelines.  In addition, Apollo shall, as directed by Tocagen, assign to Tocagen or its designee any or all clinical trial agreements with respect to Product (or to the extent not so assignable, take reasonable actions to make available to Tocagen or its designee the benefits of such agreements);

(v)Apollo shall reasonably cooperate, at Tocagen’s request and expense, with Tocagen and its designee(s) to facilitate a smooth, orderly and prompt transition of any or all ongoing manufacturing and commercialization activities with respect to Product or Product Component to Tocagen or its designee(s);

(vi)Tocagen shall have the first right, but not the obligation, to Prosecute all Joint Patents throughout the world, at Tocagen’s sole expense and by counsel selected by Tocagen.  In the event that, after the effective date of such termination, Tocagen desires to abandon or cease Prosecution of any Joint Patent, Tocagen shall provide written notice to Apollo of such intention to abandon promptly after Tocagen makes such determination (which notice shall be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office).  In such case, Apollo shall have the right, in its discretion, exercisable upon written notice to Tocagen, to assume responsibility for Prosecution of such Joint Patent, at its sole cost and expense and by counsel of its own choice.  Apollo will cooperate with Tocagen and provide Tocagen with reasonable assistance with such Prosecution activities with respect to Joint Patents;

(vii)Tocagen shall have the first right, but not the obligation, to bring and control any action or proceeding to enforce any Joint Patent with respect to Competitive Infringement anywhere in the world, at its own expense and by counsel of its own choice.  If Tocagen fails to bring and control any such action or proceeding within (A) one hundred twenty (120) days following a written request by Apollo to do so, or (B) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Apollo shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Tocagen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  In the event a Party brings an infringement action in accordance with this paragraph, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  The Party that brings such infringement action shall not enter into any settlement or compromise of any action under this paragraph: (1) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld; or (2) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.  Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to paragraph, whether by way of settlement or otherwise, shall first be used first to reimburse Party that brought and controlled such action or proceeding for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties shall be retained by the Enforcing Party.  In the case of infringement of a Joint Patent, other than Competitive Infringement, the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties;

(viii)Apollo shall, and hereby does, effective on such termination, assign to Tocagen all of Apollo’s and its Affiliates’ right, title and interest in and to all Product Trademarks and any Chinese Character Trademark, including, in each case, all goodwill therein, and Apollo shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment;

(ix)Tocagen shall have the right, but not the obligation, to purchase from Apollo any or all usable inventory of Product or Product Component in Apollo’s or its Affiliates’ possession as of the date of termination at a supply price equal to Apollo’s cost of such inventory.  Any packaging, transport, insurance and other costs relating to delivery shall be at Tocagen’s expense; and

(x)if Apollo was, prior to termination, manufacturing, or having manufactured on its behalf, any quantities of Product or Product Component, then at Tocagen’s request, until the earlier of (A) such time as Tocagen has secured another source thereof that is able to meet Tocagen’s quality and quantity requirements, and (B) twelve (12) months after such termination, Apollo shall use commercially reasonable efforts to supply, or cause to be supplied, to Tocagen such quantities thereof as Tocagen may reasonably require for the development and commercialization of Products in the Field; provided that Tocagen shall use commercially reasonable efforts to secure another source of supply as soon as reasonably practicable.  Such material shall be provided at a transfer price equal to Apollo’s cost of such materials.

15.5Accrued Obligations; Survival.  Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the Parties’ rights and obligations under Sections 2.1, 3.5, 10.2, 10.3, 10.4(a), 10.5, 11.1, 11.2, 11.3, 11.4, 12.1, 13.7, 15.4 and 15.5 and Articles XIV, XVI and XVII of this Agreement shall survive expiration or any termination of this Agreement.

Article 16
DISPUTE RESOLUTION

16.1Disputes.  Subject to Section 16.4, upon the written request of either Party to the other Party, any claim, dispute, or controversy as to the breach, interpretation, enforcement, termination or validity of this Agreement (“Dispute”) will first be referred to the Alliance Managers of Apollo and Tocagen for attempted resolution.  If the Alliance Managers cannot resolve the Dispute within ten (10) days of the request to do so, the Dispute shall be referred to the Senior Executive of Tocagen and the Senior Executive of Apollo for attempted resolution.  In the event the two individuals referred to in the preceding sentence are unable to resolve such Dispute within thirty (30) days after such Dispute is referred to them, then, upon the written demand of either Party, the Dispute shall be subject to arbitration in accordance with Section 16.2, except as expressly set forth in Section 16.4.

16.2Arbitration.  Subject to Section 16.4 below, any Dispute that is not resolved pursuant to Section 16.1 shall be resolved by final and binding arbitration by the International Chamber of Commerce (“ICC”) in Los Angeles, California, United States, in accordance with the ICC Rules of Arbitration, as modified by this Section 16.2 (the “Rules”), by a single arbitrator appointed in accordance with such Rules; provided that: (i) such arbitrator shall not be current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any Sublicensee; (ii) the arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries; and (iii) to the extent permitted by the Rules, each Party shall have the right to reject up to three proposed arbitrators selected by the ICC   All proceedings and communications shall be in the English language. The arbitral tribunal shall permit discovery (including both the production of documents and deposition testimony) as reasonably necessary for an understanding of any legitimate issue raised in the arbitration, while also taking into account the desirability of making discovery efficient and cost-effective.  The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, USA, without giving effect to its principles of conflicts of law with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law, and without giving effect to any of its rules or laws relating to arbitration.  The award shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded.  The arbitral tribunal’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 14.5, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation.  The award rendered by the arbitral tribunal shall be final, binding and non-appealable, and judgment upon the award may be entered in any court of competent jurisdiction.  The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration.

16.3Confidentiality of Arbitration.  Except to the extent necessary to confirm or enforce an award or as may be required by applicable law, neither a Party nor the arbitral tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

16.4Injunctive Relief; Court Actions.  Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 16.2.  Further, no claim under any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall be subject to arbitration pursuant to Section 16.2.

Article 17
GENERAL PROVISIONS

17.1Governing Law.  This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of […***…], without reference to conflict of law principles with the exception of […***…].

17.2Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (a) either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent […***…]

[…***…]; and (b) either Party may assign this Agreement and its rights and obligations hereunder to [..***…].  Any assignment of this Agreement in contravention of this Section 17.2 shall be null and void.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section.

17.3Consequences of Bankruptcy.  The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code or any analogous provisions in any other country or jurisdiction.  Each Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code or any analogous provisions in any other country or jurisdiction.

17.4Notices.  Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under this Agreement shall be in the English language.  Any notice required or permitted under this Agreement shall be in writing in the English language: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile or e-mail (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (a), (b) or (c) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To Apollo:
Beijing Apollo Venus Biomedical Technology Limited
Seasons House Jun Wang Fu, No.19 Chaoyang Park Rd(S), Dis. Chaoyang

Beijing, 100025, PR China

Attention: Yang Weiping, Ph.D.

Telephone: +86-10-65202002

Email: yangweiping@apollobio.com

To Tocagen:

Tocagen Inc.

3030 Bunker Hill St., Suite 230

San Diego, CA  92109

USA

Attention: Chief Financial Officer

Telephone: +1 (858) 412-8400

Facsimile: +1 (858) 412-8499

Email: mfoletta@tocagen.com

To ApolloBio:
ApolloBio Corp.

Seasons House Jun Wang Fu, No.19 Chaoyang Park Rd(S), Dis. Chaoyang

Beijing, 100025, PR China
Attention: Yang Weiping, Ph.D.

Telephone: + 86-10-65202002

Email: yangweiping@apollobio.com

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.

17.5Waiver.  The failure of either Party to exercise any right arising out of this Agreement or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.  Any waiver by a Party of a particular provision or right hereunder shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by an authorized representative of such Party.

17.6Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.7Entire Agreement/Modification.  This Agreement, including its Exhibits (which are incorporated herein by this reference), is both a final expression of the agreement between the Parties and between Tocagen and ApolloBio, concerning any and all matters contained herein, and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Prior CDA and Term Sheet which are hereby terminated, subject to Section 11.7.  No alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

17.8Relationship of the Parties.  The Parties agree that the relationship of Tocagen and Apollo established by this Agreement is that of independent contractors.  Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship.  Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

17.9Force Majeure.  Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party.  The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

17.10Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.  Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail.  PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

TOCAGEN INC.

BY:  /s/ Marty Duvall

NAME:  Marty Duvall

TITLE:  Chief Executive Officer

BEIJING APOLLO VENUS BIOMEDICAL TECHNOLOGY LIMITED

(北京阿波罗金星生物医药科技有限公司)

BY:  /s/ Yang Weiping, Ph.D.

NAME: Yang Weiping, Ph.D.

TITLE: Chief Executive Officer

APOLLOBIO CORP.

(SOLELY FOR PURPOSES OF SECTION 13.1 AND SECTION 13.6)

BY:   /s/ Yang Weiping, Ph.D.

NAME: Yang Weiping, Ph.D.

TITLE: Chief Executive Officer

EXHIBIT 1.92

TOCAGEN PATENTS

Title	Country	Application/ Patent No.	Status
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

EXHIBIT 1.93

TOCAGEN PRODUCT-SPECIFIC PATENTS

(a)

[…***…]

(b)

Title	Country	Application/ Patent No.	Status
[…***…]	[…***…]	[…***…]	[…***…]

EXHIBIT 5.2(a)(i)

DEVELOPMENT PLAN OUTLINE

[…***…]

EXHIBIT 5.8(a)

Plan for Incorporation of Apollo Safety Data into Global Safety Database

1.	[…***…]

EXHIBIT 11.6

JOINT PRESS RELEASE

Attached.